Exhibit 10.30

CONFIDENTIAL

SHARE SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

BY AND AMONGST

DIGITAL PAYMENTS PROCESSING LIMITED

(‘Company’)

AND

Mr. Shashank Joshi

(“Company Founder No. 1”)

AND

Mr. Rajat Sharma

(“Company Founder No. 2”)

AND

Mr. Ranjeet Oak

(“Company Founder No. 3”)

AND

Mr. Jolly Mathur

(“Company Founder No. 4”)

AND

Mr. Sushil Poddar

(“Company Founder No. 5”)

AND

Mr. Sanjay Malik

(“Company Founder No. 6”)

AND

Mr. Ravi Subramanian

(“Company Founder No. 7”)

(to be collectively referred as ‘Company Founders’)

AND

CALPIAN INC.

(‘Calpian’)

DATE:                     2012

SHARE SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

THIS SHARE SUBSCRIPTION AND SHAREHOLDERS AGREEMENT (“Agreement”) is made as of the                     of                    , 2012, by and amongst:

DIGITAL PAYMENTS PROCESSING LIMITED, a public limited company, incorporated under the (Indian) Companies Act, 1956, and having its registered office at 7th Floor, Met Complex, Bandra Reclamation, Bandra (West), Mumbai—400050, Maharashtra, India (hereinafter referred to as “Company” which expression shall be deemed to mean and include its administrators, successors and permitted assigns) of the First Part.

AND

Mr. Shashank Joshi, Indian inhabitant, residing at F.N. 1901,Emrald-1, Royal Palms Golf Country Club, Aarey Milk Colony, Goregaon (East), Mumbai 400065, Maharashtra, India (hereinafter referred to as the “Company Founder No. 1”, which expression shall be deemed to mean and include his heirs, executors, administrators, successors and permitted assigns).

AND

Mr. Rajat Sharma, Indian inhabitant, residing at 1-11-126 & 126/1, 503, Jaya Enclave, Shyamlal Begumpet, Hyderabad 500016, Andhra Pradesh, India (hereinafter referred to as the “Company Founder No. 2”, which expression shall be deemed to mean and include his heirs, executors, administrators, successors and permitted assigns).

AND

Mr. Ranjeet Oak, Indian inhabitant, residing at 41/A/4, Manish Nagar, Four Bungalows, Andheri (W), Mumbai 400053, Maharashtra, India (hereinafter referred to as the “Company Founder No. 3”, which expression shall be deemed to mean and include his heirs, executors, administrators, successors and permitted assigns).

AND

Mr. Jolly Mathur, Indian inhabitant, residing at 43/1301 MIG, Adarshnagar, Worli, Mumbai 400025, Maharashtra, India (hereinafter referred to as the “Company Founder No. 4”, which expression shall be deemed to mean and include his heirs, executors, administrators, successors and permitted assigns).

AND

Mr. Sushil Poddar, Indian inhabitant, residing at Happy House, 21, Camac Street, 7th Floor, Kolkata 700016, India (hereinafter referred to as the “Company Founder No. 5”, which expression shall be deemed to mean and include his heirs, executors, administrators, successors and permitted assigns).

AND

Mr. Sanjay Malik, Indian inhabitant, residing at B-19, Back Side, Ground Floor, Rana Pratap Bagh, New Delhi 110 007, India (hereinafter referred to as the “Company Founder No. 6”, which expression shall be deemed to mean and include his heirs, executors, administrators, successors and permitted assigns).

AND

Mr. Ravi Subramanian, Indian inhabitant, residing at Flat No 406, J M Apartments, 6-3-1113 Begumpet, Hyderabad 500016, Andhra Pradesh, India (hereinafter referred to as the “Company Founder No. 7”, which expression shall be deemed to mean and include his heirs, executors, administrators, successors and permitted assigns).

Company Founder No.1 to 7 collectively shall be referred to as party of the Second Part.

AND

Calpian Inc., a company incorporated under the laws of State of Texas, USA and having its registered/corporate office at 500 N. Akard Street, Suite 2850, Dallas, TX 75201 (hereinafter referred to as “Calpian” which expression shall be deemed to mean and include its administrators, successors and permitted assigns) of the Third Part.

Whereas:

(A)	The Company is engaged inter-alia in the business of providing support centre, manpower and infrastructure services.

(B)	The authorised equity share capital of the Company is Rs. 10,000,000 (Rupees ten million only), divided into 1,000,000 (One million only) Shares of Rs. 10/- (Rupees ten only) each. The present paid-up capital shareholding of the Company as of the date of this Agreement:

S.No.	Shareholder	Number of Shares	Shareholding (in %)
1.	Mr. Shashank Joshi	15,000	30
2.	Mr. Rajat Sharma	7,500	15
3.	Mr. Ranjeet Oak	2,500	5
4.	Mr. Jolly Mathur	7,500	15
5.	Mr. Sushil Poddar	7,500	15
6.	Mr. Sanjay Malik	7,500	15
7.	Mr. Ravi Subramanian	2,500	5
	Total	50,000	100

(C)	Calpian acquires recurring monthly residual income streams derived from credit card processing fees paid by retail merchants in the United States and provides electronic payment processing capabilities to merchants at retail locations in the U.S. through independent sales organizations and offers high quality services through its partnerships with the leading U.S. processors and banks.

(D)	As a part of the long term business plans of the Company, Company Founders have requested Calpian and Calpian has agreed to invest up to USD 9,700,000 (U.S. Dollars Nine Million Seven Hundred Thousand only) through issue of Shares in the Company in various tranches as provided hereinafter.

(E)	Pursuant to the aforesaid decision, Company intends to allot Subscription Shares (defined herein below) to Calpian in various tranches as mentioned hereunder subject to receiving subscription money.

(F)

Also, Calpian intends to subscribe to the Initial Subscription Shares constituting to 26% (Twenty Six percentage) of the paid-up equity share capital of the Company through Initial Funding (defined herein below) in first two tranches and later over the period, subscribing to Future Subscription Shares (defined herein below) constituting up to 74% (Seventy Four Percentage) of the then existing paid-up equity share capital, through Future Funding (defined herein below) in various tranches and/ or in accordance with the Clause 8.

(G)	Accordingly, Parties are executing this Agreement to mention the terms and conditions for issue and allotment of Subscription Shares and governing the relationship amongst the Shareholders.

NOW THEREFORE, in consideration of the premises and mutual promise and agreements of the Parties herein expressed, the sufficiency of which is acknowledged by the Parties, the Parties, intending to be legally bound, hereby agree as follows:

1.	INTERPRETATION

1.1.	Definitions

In this Agreement, including the Recitals and the Schedule, the headings shall not affect its interpretation:

“Act” means the Companies Act, 1956 of India and all statutory amendments and modifications thereto;

“Agreement” means this Agreement including Schedules and all amendments made hereto;

“Applicable Law” includes all applicable laws, any statute, enactment including but not limited to acts of the Indian state legislature or the parliament, and laws, ordinances, rules, bye-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any governmental authority, statutory authority, tribunal, regulatory, board or a court, as may be applicable to any of the Parties. In addition for Calpian, Applicable Law shall mean and include all U.S. laws;

“Articles” means the articles of association of the Company as may be amended from time to time;

“Associate” means, with respect to a Party, any other person that, directly or indirectly through one or more of its subsidiaries or otherwise, Controls, or is Controlled by, or is under the common Control with such Party and shall include where any such Party is a natural person, any Relative of such Party and/or entities directly or indirectly Controlled by such Party and/or his Relatives;

“Board” means the board of directors of Company;

“Board Nominee” means a person nominated by Calpian and Company Founders as a Director of Company and shall include their alternate director duly appointed in accordance with this Agreement;

“Business” means the business to undertake manpower support, call centre assistance, providing infrastructure facility as stated in Memorandum and such other further business as may be mutually agreed to between Calpian and Company Founders, in writing;

“Business Day” means a day on which nationalized banks are open for business in India (excluding Saturdays, Sundays and public holidays);

“Business Plan” means the business plan of the Company as agreed between the Parties as being achievable based on realistic projections about future Business of the Company and attached hereto as Schedule 3;

“Business Records” means such books and records, data, statistics, reports and information as may be necessary or appropriate or required in compliance with Applicable Laws and regulations in India to be kept by Company to reflect properly all transactions, the financial and trading condition and the tax position of the Company;

“Closing” shall mean the First Closing and/ or the Second Closing, as applicable;

“Company Founders” shall mean the Founder No.1, Founder No 2, Founder No 3, Founder No 4, Founder No 5, Founder No 6 and Founder No 7 collectively and individually be referred as “Company Founder”;

“Control” of a person means (a) ownership of 50% (fifty percentage) or more of the shares in issued or other equity interests of such person or (b) the power to direct the actions, management or policies of a person, whether through the ownership of more than 50% (fifty percentage) of the voting power of such person, through the power to appoint at least half of the members of the board of directors or similar governing body of such person, or through contractual or personal relationships or other arrangements;

“DCF Transfer Value” shall mean the minimum or maximum price, as applicable, at which the Shares are permitted to be transferred between persons resident in India and persons resident outside India, determined in accordance with the discounted free cash flow method as specified under Circular No. 49 A. P. (DIR Series), dated May 4, 2010, issued by the Reserve Bank of India (“RBI”), as amended from time to time, or any re-enactment or replacement thereof and accordingly the maximum price at which the non-resident could transfer a share is referred to as “DCF Maximum Transfer Value” and the minimum price at which the non-resident could purchase a share is referred to as “DCF Minimum Transfer Value”;

“DCF Value” shall mean the minimum price at which the Shares are permitted to be issued to persons resident outside India, determined in accordance with the discounted free cash flow method as specified under FEMA Notification 205/2010 dated April 7, 2010, issued by the RBI, as amended from time to time, or any re-enactment or replacement thereof;

“Deed of Adherence” shall have the meaning as set out in the Schedule 1;

“Director” means a director of the Company, or their alternate duly appointed in accordance with this Agreement;

“First Closing” means the subscription and allotment of First Tranche Subscription Shares in accordance with Clause 5.1;

“Future Closing Date” shall mean each date on which Future Subscription Shares are issued to Calpian as contemplated under Clause 8;

“Future Funding” means funding as contemplated under Clause 8;

“Future Subscription Shares” means subscription of Shares as contemplated under Clause 8;

“Government Authority” means, any governmental or statutory authority, government department, regulatory body, agency, commission, board, tribunal or court or other entity authorized to make laws, rules or regulations or pass directions having or purporting to have jurisdiction or any state or other subdivision thereof or any municipality, district or other subdivision thereof;

“Independent Valuer” means Chaturvedi & Shah, chartered accountants in India or such other chartered accountant nominated by Calpian;

“IPRs” means all intellectual property, including without limitation patents, utility models, trade and service marks, trade or business names, domain names, software, customer lists, merchant lists, distributor contracts, tradenames, trademarks, right in designs, copyrights, moral rights, topography rights, and rights in databases, in all cases whether or not registered or registrable in any country for the full term of such rights including any extension to or renewal of the terms of such rights and including registrations and applications for registration of any of these and rights to apply for the same and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world;

“Initial Funding” means the aggregate subscription price for Initial Subscription Shares as contemplated in Clause 5.1 and Clause 5.2;

“Initial Subscription Shares” means the aggregate of First Tranche Subscription Shares and Second Tranche Subscription Shares;

“Key Management Executive Employees” shall mean the persons listed in Schedule 4;

“Memorandum” means the memorandum of association of Company as amended from time to time after adherence to the Applicable Laws and this Agreement as may be applicable;

“MMPL” means My Mobile Payments Limited;

“Notice” has the meaning specified in Clause 15.5;

“Parties” mean Company (where the context so permits), Company Founders (collectively as a single party) and Calpian collectively and each severally being referred to as a “Party”. For avoidance of doubt it is hereby clarified that for the purpose of this Agreement, all the Company Founders and their Associates shall be collectively considered as one Party and Calpian and its Associates shall be collectively considered as one Party;

“Relative” shall have the meaning ascribed to the term in Section 2(41) and Section 6 read with Schedule IA of the Act, 1956;

“Related Party” means any Shareholder, any Director, officer, employee, or fiduciary of the Company; any holder of 10% (ten percent) or more of the Shares outstanding from time to time; any Associate of the Company. For the purpose of this Agreement, MMPL shall be the Related Party of the Company;

“Reserved Matters” means those matters listed in Clause 11.6;

“Rupees” or “Rs.” means Rupees, the lawful currency of India;

“Second Closing” means the subscription and allotment of Second Tranche Subscription Shares in accordance with Clause 5.2;

“Shares” shall mean equity shares of Company having face value of Rs.10/- each;

“Shareholders” means the persons from time to time registered as the holders of the Shares and shall mean, as at the date of this Agreement, Company Founders and Calpian;

“Subscription Shares” means aggregate of the Initial Subscription Shares and Future Subscription Shares;

“Target Plan” means the plan of the Company as agreed between the Parties for incentivizing the management to achieve Substantial Performance (as defined herein below) and attached hereto as Schedule 8;

“Transaction Document” means and includes the following documents:

i.	Service agreement between MMPL and Company of the even date (“Service Agreement”);

ii.	Memorandum of Understanding for the merger between shareholders of MMPL, MMPL, Calpian and Company of the even date; and

iii.	Management Contract for Key Management Executive Employees substantially in the form annexed hereto as Schedule 7;

“U.S.” means United States of America;

“USD” means U.S. Dollars, lawful currency of U.S.

1.2.	In this Agreement, (unless the context specifies otherwise), reference to the singular includes a reference to the plural and vice versa, and reference to any gender includes a reference to all other genders and the neuter.

1.3.	In this Agreement, reference to any person includes any legal or natural person, partnership, firm, trust, company, government or local authority, department or other body (whether corporate or incorporate).

1.4.	References to any enactment are to be construed as referring also to present enactment, any amendment or re-enactment (after the date of this Agreement) and to any subordinate legislation, regulation or order made under it.

1.5.	Reference in this Agreement to any statute or regulation made using a commonly used abbreviation, shall be construed as a reference to the short title of the statute or full title of the regulation.

1.6.	The words “including” and “includes” herein shall always mean “including, without limitation” and “includes, without limitation”, respectively.

1.7.	References to Clauses and Schedules are to Clauses and Schedules in this Agreement.

1.8.	Reference in this Agreement to certain number of days shall mean calendar days unless otherwise specified to be Business Days.

1.9.	For the purpose of this Agreement, the Shares held by Company Founders and their Associates shall be considered as one block of Shares and Shares held by Calpian and its Associates shall be considered as one block of Shares. For avoidance of doubt it is hereby clarified that for the purpose of this Agreement, all the Company Founders and their Associates shall be collectively considered as one Party and Calpian and their Associates shall be collectively considered as one Party.

2.	REPRESENTATIONS AND WARRANTIES

2.1.	In case of the Company and Calpian, each of the Party hereto severally represents and warrants to each of the other Parties on the date of this Agreement, First Closing Date (defined herein below) and Second Closing Date (defined herein below) as follows:

2.1.1.	It is a duly incorporated and validly existing company under the laws of its country of incorporation.

2.1.2.	It has all requisite corporate power and authority to enter into this Agreement, to carry out the provisions hereof and to carry on its business as presently conducted and as presently proposed to be conducted. It is the responsibility of the respective Party to take all regulatory approvals at their own cost as may be applicable in their country and the Parties have obtained all such regulatory approvals and grants to execute this Agreement.

2.1.3.	All corporate actions on its part, its directors and shareholders necessary for the authorization of this Agreement and the performance of its obligations hereunder have been taken. This Agreement, when executed and delivered by such Party, will constitute a valid and binding obligation enforceable in accordance with its terms.

2.1.4.	It is not in violation of or default of any term of its memorandum of association or articles of association or charter documents, or any provision of any mortgage, indenture or agreement to which it is a party or by which it is bound, or to any judgment, decree, order, writ, statute, rule or regulation applicable to it which would adversely affect its business, assets, liabilities, financial condition, operations or prospects.

2.2.	In case of Company Founders, each of them jointly and severally represents and warrants to each of the other Parties on the date of this Agreement, First Closing Date and Second Closing Date, as follows:

2.2.1.	He is a citizen of India.

2.2.2.	He has all the requisite power and authority to enter into this Agreement and to carry out the provisions hereof.

2.2.3.	He has undertaken all the necessary actions for the authorization of this Agreement and the performance of its obligations hereunder. Further, he has obtained all regulatory approvals and grants, if any required, at his own cost to execute this Agreement.

2.2.4.	This Agreement, when executed and delivered by such Party, will constitute a valid and binding obligation enforceable in accordance with its terms.

2.2.5.	He is not in violation of any provision of any mortgage, indenture or agreement to which he is a party or by which he is bound, or to any judgment, decree, order, writ, statute, rule or regulation applicable to him which would adversely affect his assets, liabilities, financial condition, operations or prospects.

2.3.	Additional Representation and Warranty from the Company Founders:

2.3.1.	The Company has been incorporated and is being operated in compliance with all Applicable Laws. All licenses, consents, authorizations, orders, warrants, confirmations, permissions, certificates, approvals or registrations required by the Company to enable it to carry on its Business in compliance with Applicable Laws have been obtained and are in full force and effect in accordance with their terms, and there has been no violation thereof and no notice of any legal proceeding has been served on the Company and no proceedings are pending or threatened, which could result in their revocation or limitation.

2.3.2.	As of First Closing Date, the Shares to be issued in accordance with the terms of this Agreement will be available for subscription by Calpian and will be free from any encumbrances, whatsoever, at the time of their issue and allotment.

2.3.3.	As of the date of this Agreement and the First Closing Date, the Company has not issued any class or series of Shares other than the Shares to the Company Founders as mentioned in Recital B and Shares to be issued to the Company Founders and Calpian on the First Closing Date in accordance with Clause 5.1.

2.3.4.	As of the date of this Agreement and the First Closing Date, the Company has not issued any options, warrants, securities of any kinds, including preference shares, debentures etc.

2.3.5.	As of the date of this Agreement and First Closing Date, there are no existing contracts or arrangements or understandings between the Company and the third person except the Service Agreement.

2.3.6.	As of the date of this Agreement and First Closing Date, the Company has no liabilities of any nature, whether accrued, absolute, contingent or otherwise. There are no claims against the Company in relation to any liability or of any facts or circumstances that may give rise to any liability in the future.

2.3.7.	As of the date of this Agreement and First Closing Date, Company is not in possession of or owns any assets or properties.

2.3.8.	As of the date of this Agreement, Company does not have any employees on its rolls.

2.4.	Additional Representation and Warranty from Calpian:

2.4.1	Calpian has organised funds to subscribe the Company’s Shares by making payment of USD 1,250,000 (U.S. Dollars One Million Two Hundred Fifty Thousand only). Further, Calpian will use its best efforts to organize upto USD 8,450,000 (U.S. Dollars Eight Million Four Hundred Fifty Thousand only) for the purpose of subscribing to the Future Subscription Shares in accordance with this Agreement.

2.4.2	Calpian has obtained all the permissions and approvals as may be required to undertake execution of this Agreement, subscription of Shares and investment in the Company, as per the Applicable Laws.

2.5.	For the sake of clarity, each of the representation and warranty mentioned herein shall be construed independently of the others and is not limited by reference to any other representation or warranty.

2.6.	Indemnification

2.6.1.	The Parties hereto jointly and severally recognise, admit and agree that by entering into this Agreement, each of them has relied substantially upon the representations and warranties contained herein. Accordingly each of the Parties (“Indemnifying Party”) hereto hereby indemnifies and agrees to keep saved, defended, harmless and indemnified the other Parties and its respective directors, officers and employees (collectively “Indemnified Party”) from and against all loss, damage, liability, diminution in value of the shares, costs and consequences or expense, including such attorney fees and disbursements reasonably incurred (‘Loss’), that may arise out of, or in relation to or in connection with:

a)	any breach or inaccuracy of any of the representations and warranties or a matter or event which renders any of them false, incomplete, or inaccurate;

b)	any default or breach by them of any of their covenants and obligations under this Agreement; and

c)	any liability due to non-compliance of any Applicable Law.

2.6.2.	This indemnity obligation shall survive for the maximum period permissible as per law of limitation.

2.6.3.	Notwithstanding anything contained in this Agreement, the rights specified in this Clause 2.6 to the non defaulting Party shall be in addition to and not in substitution for, any other remedies, including a claim for damages, that may be available to the non defaulting Party in respect of an event set out in this Agreement or the exercise of the rights set out above, and shall not relieve the defaulting Party of its liability for breach of this Agreement.

2.6.4.	A claim made by the Indemnified Party for indemnification is hereinafter referred to as “Claim”. A Claim shall be brought by an Indemnified Party by giving a notice and documentary evidence of the Claim (specifying in detail the circumstances which give rise to the Claim, the breach or default that results and the amount claimed) to the Indemnifying Party.

2.6.5.	In the event any Indemnified Party becomes aware of any matter that involves any Claim suffered by the Indemnified Party, the Indemnified Party shall notify the other Party in accordance with Clause 2.6.4. The Indemnifying Party shall promptly pay the Indemnified Party, the amount which has been expended by the Indemnified Party for the Claim. In relation to Claims against the Indemnified Party, the Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party within 30 (thirty) days after the receipt of written notice from such Indemnified Party of such Claim, to control the defence, negotiation or settlement thereof through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party) at its own expense. Provided that the Indemnified Party shall be permitted to be represented, at its own expense, by counsel of its choice. Provided further that with respect to defence measures of any dispute or proceeding giving rise to the Claim, the Indemnifying Party shall always act as a prudent merchant in the course of controlling such defence, having in particular regard to the interests of the Indemnified Party and provided that the negotiation and settlement by the Indemnifying Party or written documents submitted by the Indemnifying Party on behalf of the Indemnified Party or written or oral undertakings furnished by the Indemnifying Party on behalf of the Indemnified Party shall be with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Unless directed by the order of the Government Authority, the Indemnified Party shall not suo moto settle any dispute or proceeding giving rise to the Claim without discussing in good faith the need to pay under such settlement and the operational effects of not having a settlement, with the Indemnifying Party. The discussions shall be made with a view to arrive at a consensus but it is not necessary that a consensus shall be arrived at.

2.6.6.	It is hereby reiterated that the Company Founders shall be collectively referred to as one Party and each of them shall be jointly and severally responsible for all the obligations of the Company Founders under this Agreement.

3.	SUBSCRIPTION OF INITIAL SUBSCRIPTION SHARES BY CALPIAN

3.1.	On the First Closing Date, subject to the Applicable Law and satisfaction (or express written waiver, wherever applicable) of the conditions precedents set forth in Clause 4 herein below, Company shall, relying inter alia on the representations and warranties of Calpian, issue to Calpian and Calpian, relying inter alia on the several representations and warranties and other undertakings given by the Company and Company Founders contained in this Agreement, shall subscribe to 44,534 (Forty Four Thousand Five Hundred and Thirty Four) Shares of Company (“First Tranche Subscription Shares”) by making payment of subscription amount of net USD 1,250,000 (U.S. Dollars One Million Two Hundred Fifty Thousand only) in the Designated Bank Account of Company (as defined below) on or prior to the day of First Closing Date.

3.2.	50 (fifty) days after the First Closing Date (“Second Closing Date”), subject to the Applicable Law and satisfaction (or express written waiver, wherever applicable) of the conditions precedents set forth in Clause 4 herein below, Company shall, relying inter alia on the representations and warranties of Calpian, issue to Calpian and Calpian, relying inter alia on the several representations and warranties and other undertakings given by the Company and Company Founders contained in this Agreement, shall subscribe to additional 44,534 (Forty Four Thousand Five Hundred and Thirty Four) Shares of Company (“Second Tranche Subscription Shares”) by making payment of subscription amount of net USD 1,250,0 00 (U.S. Dollars One Million Two Hundred Fifty Thousand only) in the Designated Bank Account of Company on or prior to the Second Closing Date.

3.3.	The projections stipulated in Schedule 3 shall be used to calculate the DCF Value of the Initial Subscription Shares.

3.4.	Such payments shall be made by Calpian through normal banking channels in the Designated Bank Account of the Company (“Designated Bank Account”), details of which are mentioned herein below:

Name of the Bank:	Citibank N.A
Name of Branch:	Bombay Mutual Building, 293, Dr. D. N. Road, Fort, Mumbai 400001 India
Account Number:	710728011
IFSC Code:	CITI0100000

3.5.	It is hereby agreed between the Parties that, in case, the First Closing does not happen for any reason other than the fault of Calpian, within 7 (seven) days of the receipt of remittance with respect to subscription of First Tranche Subscription Shares, the authorised representative will give instructions to the Company’s bank to remit the money back to Calpian.

4.	PRE-REQUISITES OF CLOSING

4.1.	The Parties agree that the obligation of Calpian to subscribe to the Initial Subscription Shares as contemplated in this Agreement is conditional upon Calpian to organize funds of USD 2,500,000 (U.S. Dollars Two Million Five Hundred Thousand only) in cash available on or before the Closing.

4.2.	The Parties further agree that the obligation of Calpian to subscribe to the Initial Subscription Shares as contemplated in this Agreement is conditional upon that the DCF Value of the Initial Subscription Shares arrived would not be higher than the agreed subscription price of the Initial Subscription Shares.

4.3.	The Closing under Clause 5 of this Agreement is conditional upon the (a) satisfaction of the conditions mentioned in Clause 4.1 and Clause 4.2 or express written waiver by Calpian of the conditions mentioned in Clause 4.1 and Clause 4.2, on or prior to the First Closing, (b) satisfaction of the conditions mentioned in Clauses 4.4 and 4.6 by the Company and the Company Founders or express written waiver by Calpian of the conditions mentioned in Clauses 4.4 and 4.6, on or prior to the Closing and (c) satisfaction of the conditions mentioned in Clauses 4.5 and 4.6 by Calpian or express written waiver by the Company/ Company Founders of the conditions mentioned in Clause 4.5 and 4.6, on or prior to the Closing.

4.4.	Company and Company Founders shall prior to the First Closing shall:

i.	Assist in the process of due diligence of the affairs of the Company conducted by Calpian and remedy all the concerns identified by Calpian to Calpian’s satisfaction.

ii.	Obtain all approvals, consents and waivers necessary or appropriate under the Applicable Law from any Government Authority or otherwise for the Closing, if applicable.

iii.	Disclosure by the Company Founders of all business activities including providing details of company names, ownership levels and management responsibilities, to enable Calpian to discern any potential conflicts of interest.

iv.	Open a Designated Bank Account in the name of the Company and pass an irrevocable Board resolution authorizing the nominee appointed by Calpian to be the sole signatory of such Designated Bank Account till the First Closing Date.

v.	Undertake that the Company will not use the monies lying in such Designated Bank Account till the First Closing Date.

vi.	The Company shall not change the authorized signatory to the Designated Bank Account appointed by Calpian without the signed written consent of Calpian.

vii.	Provide to Calpian, x) a copy of registration certificate obtained by the Company in respect of registration of the Company with Department of Telecommunication and y) a copy of duly acknowledged application made to the Government Authorities in respect of registration of the Company with the Telecom Regulatory Authority of India under Telecom Commercial Communications Customer Preference Regulations, 2010.

viii.	Obtain the draft of the certificate from the Securities Exchange Board of India registered Category I merchant banker or an Independent Valuer determining the fair value of Shares as per the discounted cash flow method in accordance with pricing guidelines prescribed by RBI. The copy of the said certificate from the Independent Valuer is annexed hereto as Schedule 6.

ix.	Obtain all approvals and consents necessary or appropriate under the Applicable Law from any Government Authority or otherwise for enabling the Company to conduct Business from the First Closing Date.

4.5.	Calpian shall:

i.	Complete the process of due diligence of the affairs of the Company at its own cost.

ii.	Obtain all approvals, consents and waivers necessary or appropriate under the Applicable Laws.

4.6.	The Parties shall:

i.	Finalize the revised Articles incorporating the terms of this Agreement.

ii.	Agree on the manner of utilization of Initial Funding as per the Business Plan.

5.	CLOSING

5.1.	First Closing:

On satisfactory completion of pre-requisites of Closing, the First Closing shall take place at such venue, date and time, as the Parties may mutually agree in writing (“First Closing Date”). The Parties shall undertake the following activities on the First Closing Date:

i.	Each Party, as the case may be, shall notify the other Party of the fulfillment of the pre-requisites of First Closing referred to in Clause 4 above, in accordance with a certificate in the form and content specified in Schedule 5 hereto, and provide to the other Party, all the requisite documents evidencing fulfillment of such pre-requisites of First Closing for the Party receiving notification to satisfy itself of the fulfillment of such pre-requisites of First Closing.

ii.	Each Party shall deliver to the other Party a certificate signed by Directors of the Company and Calpian, and in case of the Company Founders, by themselves, to the effect that such Party’s representations and warranties contained in Clause 2 of this Agreement, continue to be true and correct as on the First Closing Date with the same effect as though such Party’s representations and warranties had been made as of such date, except to the extent such Party’s representations and warranties are by their expressed provisions made as of a specified date.

iii.	On or prior to the First Closing Date, Calpian shall remit subscription amount of net USD 1,250,000 (U.S. Dollars One Million Two Hundred Fifty Thousand only) in the Designated Bank Account of Company in the manner as described in Clause 3.4.

iv.	Calpian shall deliver the Share application form relating to the First Tranche Subscription Shares duly signed by its authorised representative and the same shall be acknowledged by the Company. Along with the Share application form, Calpian shall also deliver its articles/ by laws and authorization in favour of the signatory on the share application form.

v.	Company Founders shall remit subscription amount of Rs. 101,750 (Rupees One Hundred and One Thousand Seven Hundred and Fifty only) in the Designated Bank Account of Company described in Clause 3.4.

vi.	Company Founders shall deliver their respective Share application forms relating to the Shares subscribed by them. Such Share application forms shall be duly signed by each Company Founder and the same shall be acknowledged by the Company.

vii.	Company shall convene a meeting of the Board to pass the following resolutions:

a.	Approve the issue and allotment of First Tranche Subscription Shares to Calpian as fully paid-up Shares free from any encumbrances at the agreed subscription price and issue of duly stamped, signed and sealed share certificate evidencing the allotment of First Tranche Subscription Shares to Calpian;

b.	Approve the further issue and allotment of subscription 203,500 (Two Hundred Three Thousand Five Hundred only) Shares free from any encumbrances to Company Founders at 5% of the agreed subscription price of Rs. 10/- each constituting partly paid and issue of duly stamped, signed and sealed share certificate evidencing the allotment of partly paid subscription Shares to Company Founders;

c.	Proposing the appointment of such 2 (two) persons as nominated by Calpian to act as Directors on the Board;

d.	Resignation of 1 (one) Board Nominee of Company Founders; and

e.	Convening an extra-ordinary general meeting of Shareholders to (a) amend the Articles to incorporate the provisions of this Agreement in a manner satisfactory to Calpian, (b) issue of Shares to Calpian and Company Founders and (c) appointing 2 (two) persons nominated by Calpian as Directors on the Board.

viii.	Company shall convene an extra-ordinary general meeting of the Shareholders to pass the following resolutions:

a.	Special resolution for amendment of the Articles to incorporate the provisions of this Agreement in a manner satisfactory to Calpian;

b.	To issue Shares to Calpian and Company Founders; and

c.	Appointment of the 2 (two) persons nominated by Calpian as Directors on the Board.

ix.	Company shall issue duly stamped, signed and sealed original share certificates to Calpian and Company Founders evidencing the issue and allotment of First Tranche Subscription Shares and further subscription Shares by the Company Founders respectively in accordance with the Companies (Issue of Share Certificates) Rules, 1960 and as per the Articles and update its register of members and incorporate name of Calpian as member of Company.

x.	The Company shall deliver to Calpian and the Company Founders, copies of the resolutions of the Board of Directors and Shareholders, duly certified by a Director/Shareholder, as the case may be, of the Company as true and complete.

xi.	The infusion of share capital and the shareholding pattern of the Company as on First Closing shall be as follows:

S. No.	Shareholder	Flow of Funds	Number of Shares issued on First Closing	Total number of Shares held as on First Closing	Share holding (in %)
1.	Shashank Joshi	Rs. 30,525	61,050	76,050	25.52
2.	Rajat Sharma	Rs. 20,350	40,700	48,200	16.17
3.	Ranjeet Oak	Rs. 5,087.50	10,175	12,675	4.25
4.	Jolly Mathur	Rs. 15,262.50	30,525	38,025	12.76
5.	Sushil Poddar	Rs. 15,262.50	30,525	38,025	12.76
6.	Sanjay Malik	Rs. 15,262.50	30,525	38,025	12.76
7.	Ravi Subramanian	NIL	NIL	2,500	0.84
8.	Calpian Inc.	USD 1,250,000	44,534	44,534	14.94
	Total			298,034	100

5.2.	Second Closing:

On satisfactory completion of pre-requisites of Closing, the Second Closing shall take place at such venue, date and time, as the Parties may mutually agree in writing (“Second Closing Date”). The Parties shall undertake the following activities on the Second Closing Date:

i.	Calpian shall deliver the Share application form relating to the Second Tranche Subscription Shares duly signed by its authorised representative and the same shall be acknowledged by the Company indicating their intention to subscribe 44,534 (Forty Four Thousand Five Hundred and Thirty Four) Shares of Company.

ii.	On or prior to the Second Closing Date, Calpian shall remit subscription amount of net USD 1,250,000 (U.S. Dollars One Million Two Fifty Thousand only) in the Designated Bank Account of Company. For avoidance of doubt it is hereby clarified that Calpian shall have an option but shall not be obliged to subscribe to the Second Tranche Subscription Shares in the event the DCF Value arrived would be higher than the agreed subscription price of the Second Tranche Subscription Shares which is USD 1,250,000 (U.S. Dollars One Million Two Fifty Thousand only).

iii.	Company shall convene a meeting of the Board to pass the resolutions to approve the issue and allotment of Second Tranche Subscription Shares to Calpian as fully paid-up Shares free from any encumbrances at the agreed subscription price and issue of duly stamped, signed and sealed share certificate evidencing the allotment of Second Tranche Subscription Shares to Calpian;

iv.	Company shall issue duly stamped, signed and sealed original share certificates to Calpian evidencing the issue and allotment of Second Tranche Subscription Shares in accordance with the Companies (Issue of Share Certificates) Rules, 1960 and as per the Articles and update its register of members.

v.	The Company shall deliver to Calpian copies of the resolutions of the Board, duly certified by a Director of the Company as true and complete.

vi.	In the event that issue and allotment of Second Tranche Subscription Shares do not occur for any reason in the manner and time envisaged hereinabove in this Agreement after remittance of subscription price of the Second Tranche Subscription Shares by Calpian, then, without prejudice to the other rights that Calpian may have under this Agreement and under the Applicable Law or equity, upon request of Calpian, the Company shall at its own expense promptly, and in any event within seven (7) Business Days, refund the entire subscription price of the Second Tranche Subscription Shares tendered by Calpian back to Calpian without withholding, deduction or offset of any kind.

vii.	Company shall ensure compliance of the Act in terms of issue of Second Tranche Subscription Shares to Calpian. The Company hereby further undertakes that as on Second Closing Date, the Shares to be issued in accordance with the terms of this Agreement will be available for subscription by Calpian and will be free from any encumbrances, whatsoever.

viii.	The infusion of share capital and the shareholding pattern of the Company as on as on the Second Closing shall be as follows:

S. No.	Shareholder	Flow of Funds	Number of Shares issued on Second Closing	Total number of Shares held as on Second Closing	Share holding (in %)
1.	Shashank Joshi	NIL	NIL	76,050	22.20
2.	Rajat Sharma	NIL	NIL	48,200	14.07
3.	Ranjeet Oak	NIL	NIL	12,675	3.70
4.	Jolly Mathur	NIL	NIL	38,025	11.10
5.	Sushil Poddar	NIL	NIL	38,025	11.10
6.	Sanjay Malik	NIL	NIL	38,025	11.10
7.	Ravi Subramanian	NIL	NIL	2,500	0.73
8.	Calpian Inc.	USD 1,250,000	44,534	89,068	26
	Total			342,568	100

6.	POST CLOSING

6.1.	Company shall review current state of its operations and financial results with comparison to the Business Plan and Target Plan and furnish a report to Calpian depicting the same on monthly basis within 10 (Ten) Business Days of the end of the preceding month.

6.2.	Company shall provide to Calpian each month Company’s financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”) as prevalent in India within 10 (Ten) Business Days of the end of the preceding month, including bank statements and cash reconciliation.

6.3.	Company shall submit to Calpian quarterly budget and cash forecasts and Calpian and the Company Founders to jointly provide guidance for day-to-day management of Company. For the sake of clarity, approval of such operating budgets and cash flow proceeds does not amend or change the Business Plan and/ or Target Plan.

6.4.	Calpian has a right to review the current state of the Company’s operations and financial results vis-à-vis the Business Plan and Target Plan on a quarterly basis.

6.5.	Company shall provide to Calpian, at Company’s cost, such statements as may be requested by Calpian to enable it to comply with the U.S. laws in respect of the investment made by Calpian in the Company.

6.6.	Post First Closing

Within 20 (Twenty) Business Days of the expiry of the First Closing Date, the Company shall ensure that relevant filings mentioned below are made with the Government Authorities:

a.	Form 2 for issue and allotment of First Tranche Subscription Shares by Company to Calpian and further Shares to Company Founders with jurisdictional Registrar of Companies;

b.	Form 32 for (a) appointment of nominees of Calpian on and (b) resignation of Board Nominee of Company Founders from, the Board with jurisdictional Registrar of Companies;

c.	Form 23 for amendment of Articles and for issue of Shares with jurisdictional Registrar of Companies;

d.	Report for receipt of remittance of subscription price of the First Tranche Subscription Shares from Calpian with appropriate annexure with the authorized dealer (banker) for onward filing with the RBI;

e.	Obtain the foreign inward remittance certificates in respect of such remittance received by the Company from Calpian and file the same with the RBI along with Form FC-GPR for issue and allotment of First Tranche Subscription Shares by the Company to Calpian with the authorised dealer (banker) for onward filing with RBI; and

f.	Provide to Calpian a copy of the registration certificate of the Company with Telecom Regulatory Authority of India under the Telecom Commercial Communications Customer Preference Regulations, 2010, within 30 (Thirty) days of the First Closing Date.

6.7.	Post Second Closing

6.7.1	Within 20 (Twenty) Business Days of the expiry of the Second Closing Date, the Company shall ensure that relevant filings mentioned below are made with the Government Authorities:

a.	Form 2 for issue and allotment of Second Tranche Subscription Shares by Company to Calpian with jurisdictional Registrar of Companies;

b.	Report for receipt of remittance of subscription price of the Second Tranche Subscription Shares from Calpian with appropriate annexure with the authorized dealer (banker) for onward filing with the RBI; and

c.	Obtain the foreign inward remittance certificates in respect of such remittance received by the Company from Calpian and file the same with the RBI along with Form FC-GPR for issue and allotment of Second Tranche Subscription Shares by the Company to Calpian with the authorised dealer (banker) for onward filing with RBI.

6.7.2	Within 90 (ninety) days of the Second Closing Date, the Company Founders shall pay the remaining amount on the subscription shares of Company Founders as follows:

S. No.	Shareholder	Flow of Funds	Total number of Shares held as on Second Closing
1.	Shashank Joshi	Rs. 5,79,975	76,050
2.	Rajat Sharma	Rs. 3,86,650	48,200
3.	Ranjeet Oak	Rs. 96,662.50	12,675
4.	Jolly Mathur	Rs. 2,89,987.50	38,025
5.	Sushil Poddar	Rs. 2,89,987.50	38,025
6.	Sanjay Malik	Rs. 2,89,987.50	38,025
7.	Ravi Subramanian	NIL	2,500
	Total	Rs.19,33,250	253,500

After the aforesaid amount has been credited in the books of the Company, the Company Founders shall approach the Company with the share certificates to enable the Company to make an endorsement thereon of the Shares having become fully paid up.

6.8.	Post Future Closing Date

Within 10 (Ten) Business Days of the expiry of each Future Closing Date, the Company shall ensure that relevant filings mentioned below are made with the Government Authorities:

a.	Form 2 for issue and allotment of Future Subscription Shares by Company to Calpian with jurisdictional Registrar of Companies;

b.	Report for receipt of remittance of subscription price of the Future Subscription Shares from Calpian with appropriate annexure with the authorized dealer (banker) for onward filing with the RBI; and

c.	Obtain the foreign inward remittance certificates in respect of such remittance received by the Company from Calpian and file the same with the RBI along with Form FC-GPR for issue and allotment of Future Subscription Shares by the Company to Calpian with the authorised dealer (banker) for onward filing with RBI.

7.	TRANSFER OF SHARES

7.1	Other than in accordance with the following provisions of this Clause 7, none of the Shareholders shall:

7.1.1

pledge, hypothecate, mortgage (whether by way of fixed or floating charge), assign any receivables, create any lien, charge, title retention, preference arrangement (including title transfers and title retention arrangements or otherwise), or otherwise encumber its legal or beneficial interest in its Shares save where a written confirmation is obtained from the lenders, assignees or mortgagees or any other person to whom such encumbrance on Shares is made, addressed to the other Parties that 1) the other Parties pre-emption or voting rights are not affected by creation or enforcement of such pledge, hypothecation, mortgage, assignment, charge or lien, 2) that lenders, assignees or mortgagees encumber Shares with acceptance of all benefits and restrictions pertaining to the Shares in the hands of original holder, and 3) and with the prior written consent of the other Parties subject to Clauses 7.3 to 7.6 and on such other conditions as the other Parties may mutually decide;

7.1.2	other than in accordance with the provisions of this Agreement, sell, transfer, grant any option or right over or otherwise dispose of any of such Shares, or any legal or beneficial interest therein, and any sale, transfer, grant any option or right over or otherwise dispose of any such Shares, or any legal or beneficial interest therein not in compliance with the provisions of this Agreement shall be void;

7.1.3	save and except for agreements under Clause 7.2, enter into any agreement with any third person who is not a Party to this Agreement or a Shareholder.

7.1A	The Parties undertake to procure that the share certificates in respect of the Shares bearing the following legend -

“THESE SHARES ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE SHARE SUBSCRIPTION AND SHAREHOLDERS AGREEMENT DATED                     BY AND AMONG THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY NAMED THEREIN. A COPY OF SUCH SHARE SUBSCRIPTION AND SHAREHOLDERS AGREEMENT IS ON FILE AT THE REGISTERED OFFICE OF THE COMPANY. THE SALE TRANSFER OR OTHER DISPOSITION OF THESE SHARES IS SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING CERTAIN RESTRICTIONS ON TRANSFERABILITY) OF THE SHARE SUBSCRIPTION AND SHAREHOLDERS AGREEMENT AND SUCH SHARES ARE TRANSFERABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH. ANY ATTEMPT TO SELL, TRANSFER OR OTHERWISE DISPOSE OF THESE SHARES OTHER THAN IN COMPLIANCE WITH THE SHARE SUBSCRIPTION AND SHAREHOLDERS AGREEMENT SHARE BE NULL AND VOID”.

7.2	Permitted Transfers

7.2.1	The Parties acknowledge and agree that Shares of the Company shall be subject to a lock-in period for a period of 2 (two) years from the First Closing Date (“Lock-in period”). Notwithstanding the Lock-in period and Clause 7.1 and Clause 7.3 but subject always to Clause 7.4, A) Calpian, may at any time sell, transfer or otherwise dispose of all or any part of its shareholding in Company to its Associates, B)the Company Founder No. 4, Company Founder No. 5, Company Founder No. 6 and Company Founder No. 7 are free to transfer their respective part or full shareholding in the Company to i) their respective spouse and children, and ii) to other Company Founders and C) the Company Founder No. 1, Company Founder No. 2 and Company Founder No. 3 are free to transfer their respective part or full shareholding in the Company only to their respective spouse and children.

7.2.2	Provided that in each such case the transferee, by executing a Deed of Adherence in the form and substance attached in Schedule 1, becomes subject to and validly and effectively bound by the terms of this Agreement and, accordingly, all references to the relevant transferor herein would upon such transfer be construed as a reference to the relevant transferee, or to the relevant transferor and the relevant transferee jointly, as the case may be.

7.3	Pre-emption Rights

7.3.1

On completion of Lock-in period (as defined herein below) and subject to Clause 7.2, any Shareholder proposing to sell all of its Shares to a third party (“Offered Shares”), such Shareholder (hereinafter referred to as the ‘Offeror’) shall first give Notice in writing (hereinafter called the ‘Transfer Notice’) to the other Shareholders (hereinafter referred to as the ‘Offeree’) stating that it desires to sell the same to a third party unless they are bought by the Offeree in accordance with the provisions of this Clause. Such sale shall be only of the entire shareholding of the concerned Shareholder and not of any part of such shareholding. The Transfer Notice shall state the name and other particulars of such third party who has made the bona fide offer to purchase

Shares held by the Offeror, price at which the Shares are offered for sale and all terms and conditions of the offer. A Transfer Notice shall not be revocable except with the sanction of the Offeree. The Transfer Notice shall state that the offer may be accepted within 20 (Twenty) Business Days of the date of receipt of Transfer Notice. For the purpose of this Clause an offer shall be deemed to be accepted by an Offeree on the day on which the acceptance is received by the Offeror within the period stipulated in the Transfer Notice. The payment of prescribed price of the Shares offered for sale and the delivery of such Shares shall take place simultaneously.

7.3.2	The Offeree shall inform the Offeror its acceptance of the offer to buy the Offered Shares or part thereof; provided that the Offeror shall not be obliged to sell the Shares accepted by the Offerees unless the total acceptances are equal to or more than the Offered Shares. It is clarified that if the acceptance(s) by the Offeree(s) is for Shares which aggregate to more than the Offered Shares, the Offered Shares shall be allocated to the Offeree(s) in proportion to their respective acceptances. Subject to the other provisions in this Clause 7, if the Offeree does not accept the offer of the Offeror within the period specified in Clause 7.3.1 above, the Offeror shall be entitled to sell the Offered Shares to a third party (not being a competitor of Company) at a price not lower than that offered to the Offeree and no more favourable terms than those offered to the Offeree. Provided however, the Offeror shall subject to obtaining requisite approvals be obliged to complete the transfer of the Offered Shares on a spot delivery basis after obtaining all the applicable approvals.

7.3.3	Any proposed sale to a third party after the expiration of the period referred to above shall require that the offering Shareholder re-offer the said Shares to the Offeree in accordance with the procedure specified in this Clause 7.3.

7.3.4

In respect of any transfer of Shares contemplated in this Clause 7.3 involving non-residents and residents, (a) in case, the non-resident is a seller and the transfer price as per the Agreement is more than the DCF Maximum Transfer Value, the non-resident shall have an option but not the obligation to sell the

Shares at the DCF Maximum Transfer Value, and (b) in case the non-resident is a buyer and the transfer price as per the Agreement is less than the DCF Minimum Transfer Value, the non-resident shall have an option to purchase the Shares at the said transfer price as mentioned in the Transfer Notice through its Associates resident in India (who is not in competition with the Company) or the non-resident shall have an option but not the obligation to purchase the Shares at the DCF Minimum Transfer Value. In case the valuation methodology for the minimum or maximum price is substituted by RBI or any other government authority, the provision of this Clause 7.3.4 shall apply as if the DCF Transfer Value, DCF Maximum Transfer Value and DCF Minimum Transfer Value is substituted by the valuation as per the new methodology. For the avoidance of doubt, such transfer shall be executed as a spot delivery contract.

7.4	New Shareholders

The Parties shall procure that no person other than a Shareholder acquires Shares in Company (whether by transfer or allotment) unless he executes the Deed of Adherence in the form stated in Schedule 1 to observe the terms of this Agreement and, to perform all the obligations of the Offeror/ transferor under this Agreement and thereupon each such transferee or allottee shall be treated as a Shareholder for the purposes of this Agreement.

7.5	DRAG ALONG RIGHTS

7.5.1	Only after completion of Lock-in period in the event a Party holding more than 50% (fifty percentage) Shares (“Majority Shareholders”) intends to sell, transfer, exchange, grant an option to dispose of or otherwise dispose of or alienate in any manner, directly or indirectly, all but not part of his Shares (“Transfer Shares”), to any third party purchaser other than his Associates, and if the remaining Shareholders (“Minority Shareholders”) elect not to exercise their option to purchase the Transfer Shares held by the Majority Shareholders in accordance with Clause 7.3 (Pre-emption Rights) above, the Majority Shareholders may, in their sole discretion, require the Minority Shareholders to sell and transfer to such third party purchaser all but not a part of their Shares (“Drag Along Shares”) held by the Minority Shareholders, pursuant to the provisions of Clause 7.5.2 below in this behalf (the “Drag-Along Right”).

7.5.2	The Majority Shareholders can exercise their Drag Along Right by giving a written notice to the Minority Shareholders (the “Drag-Along Notice”) demanding Minority Shareholders to join the Majority Shareholders to accept the offer of the third party purchaser, subject to the Applicable Law, to also purchase the Drag Along Shares at the same price as offered by the third party purchaser (“Purchase Price”) and on the same terms and conditions as applicable to Transfer Shares.

7.6	TAG-ALONG RIGHTS

7.6.1	In the event Majority Shareholders intend to sell, transfer, exchange, grant an option to dispose of or otherwise dispose of or alienate in any manner, directly or indirectly, all or part of their Shares (“Transfer Shares”) so as to bring their combined shareholding below 51% (fifty one percentage), to any third party purchaser other than its Associates, and if the Minority Shareholders elect, in their sole discretion, not to exercise their option to purchase the Transfer Shares held by the Majority Shareholders in accordance with Clause 7.3 (Pre-emption Rights) above as well as have not received the Drag Along Notice in accordance with Clause 7.5.2, the Minority Shareholders may, in their sole discretion, subject to the Applicable Law, be entitled to elect to sell and transfer to such third party purchaser all but not a part of their Shares (“Tag Along Shares”) held by them, pursuant to the provisions of Clause 7.6.2 below in this behalf (the “Tag-Along Right”).

7.6.2	The Minority Shareholders can exercise their Tag Along Right by giving a written notice to Majority Shareholder (the “Tag-Along Notice”) demanding Majority Shareholders to require the third party purchaser to purchase, subject to the Applicable Law, from Minority Shareholders at the same per Share price (“Tag-Along Price”) as proposed to be paid to Majority Shareholder for Transfer Shares in the Company and on the same terms and conditions as applicable to Transfer Shares.

7.6.3	The Majority Shareholders after receiving the Tag-Along Notice, shall not transfer the Transfer Shares to the third party purchaser unless the third party purchaser is willing to simultaneously purchase the Tag-Along Shares and pay to the Minority Shareholders the Tag-Along Price per Tag-Along Shares. It is expressly clarified and agreed between the Parties that if, for any reason whatsoever, the proposed third party purchaser is unable to acquire the Tag-Along Shares on the terms set forth in this Clause, the proposed third party purchaser shall not acquire any of the Transfer Shares.

7.6.4	In the event the Minority Shareholders do not exercise the Tag-Along Right, then, in such event, the Majority Shareholders shall be entitled to sell, transfer, assign, exchange, grant an option to dispose off or alienate in any manner, directly or indirectly, the Transfer Shares to such third party purchaser at a price no higher than the Tag-Along Price and on terms and conditions no more favorable than those offered to the Minority Shareholders pursuant to the Tag-Along Right and to no other third person or party without again following the procedures set forth in Clause 7.3 (Pre-emption Right) and this Clause 7.6 (Tag-Along Rights). Subject to Applicable Law, the transfer shall be completed within 90 (Ninety) Business Days from the date of the Tag-Along Notice or else the procedure indicated in Clause 7.3 (Pre-emption Right) and this Clause 7.6 (Tag-Along Rights) shall be followed again.

8.	FUTURE SUBSCRIPTION OF SHARES

8.1.

Subject to (a) funds being arranged by Calpian for the purpose of funding Company’s future cash requirements, (b) Company achieving Substantial Performance (as defined herein below) under the Target Plan, (c) receipt of periodic reports by Calpian as required to be furnished by the Company to Calpian under Clause 6 of this Agreement, (d) DCF Value for the Future Subscription Shares is not higher than the price agreed in terms of Schedule 2, and (e) justification by the Company of need for funds as agreed by the Board on completion of 90 (Ninety) days from Second Closing Date and expiry of every 90 (Ninety) days thereafter, the Company may request Calpian in writing to infuse funds into the Company. Company may request for infusion of funds until the expiry of 540 (Five hundred and Forty) days from the Second Closing Date, except any extension of period agreed in writing by Parties as per mutual discussion. Subject to the conditions mentioned in this Agreement, Calpian or its Associates shall subscribe to additional Shares upto 632,432 (Six Hundred Thirty Two Thousand Four Hundred and Thirty Two) Shares as provided in Stage 4 to Stage 9 in Schedule 2 (“Future Subscription Shares”) by making payment of amounts upto USD 7,200,000 (US Dollars Seven Million Two Hundred Thousand only) as mentioned in Stage 4 to Stage 9 in Schedule 2 against the number of Future Subscription Shares (“Future Funding”). For avoidance of doubt, it is hereby clarified that Company shall not request more than USD 1,200,000 (U.S. Dollars One Million Two Hundred Thousand only) per quarter from Calpian, and such requests may continue until the earlier of i) expiration of the 540 (Five hundred and Forty) days time period mentioned above and ii) a total of USD 7,200,000 (U.S. Dollars Seven Million Two Hundred Thousand only) as Future Funding has been provided by Calpian, resulting in Calpian owning 74% (Seventy Four Percentage) of the Company. Provided however within the aforesaid 540 (Five hundred and Forty) days time period, Calpian, in its sole option, shall have the right to infuse additional funds into the Company, in one or more tranches, beyond the aforesaid limit of USD 1,200,000 (U.S. Dollars One Million Two Hundred Thousand only) per quarter, for the purpose of acquiring proportionate Future Subscription Shares to increase its shareholding in the Company to 74% (Seventy Four Percentage), irrespective of no request having been received from the Company for the infusion of additional funds into the Company.

8.2.	From the date of request for Future Funding made by the Company to Calpian, Calpian shall remit such Future Funding within 21 (Twenty One) Business Days of the later of a)date of receipt of the request or b) satisfaction of conditions mentioned in sub-clauses (a), (b), (c), (d) and (e) of Clause 8.1 above.

8.3.	Company shall ensure compliance of the Act in terms of issue of Future Subscription Shares to Calpian. The Company hereby further undertakes that as on each Future Closing Date, the Future Subscription Shares to be issued in accordance with the terms of this Agreement will be available for subscription by Calpian and will be free from any encumbrances, whatsoever, at the time of their respective issue and allotment.

8.4.	The projections stipulated in Schedule 3 shall be used to calculate the DCF Value of the Future Subscription Shares. If there are any disputes in the projections, then the matter shall be referred to an Independent Valuer nominated by Calpian and such Independent Valuer’s decision on the projections and the calculation of the DCF Value shall be final. In the event the DCF Value arrived at is higher than the agreed subscription price of the Future Subscription Share then Calpian shall have the option and not the obligation to subscribe to the Future Subscription Shares.

8.5.	In the event that during the period of 540 (Five hundred and Forty) days from the Second Closing Date (a) the Company has not requested Calpian to infuse the full Future Funding of USD 7,200,000 (U.S. Dollars Seven Million Two Hundred Thousand only) and (b) Calpian at its own option has not infused the full Future Funding of (U.S. Dollars Seven Million Two Hundred Thousand only), then after the expiry of the aforesaid period of 540 (Five hundred and Forty) days from the Second Closing Date, Calpian shall have the option to increase its shareholding in the Company to 74% (Seventy Four Percentage) by subscribing to additional Shares at the DCF Value.

9.	CONSEQUENCES OF FAILURE TO SUBSCRIBE TO FUTURE SUBSCRIPTION SHARES

In the event the conditions mentioned in Clause 8.1 above are fulfilled and Calpian is unable or unwilling to subscribe to the Future Subscription Shares and provide Future Funding to the Company as mentioned in Clause 8.1 and Clause 8.2, the following consequences shall occur:

i.	Calpian shall lose its right of further subscription of the Future Subscription Shares as stated in this Agreement.

ii.	Company shall be free to seek funding from any third party at a cost which Company and Company Founders deem appropriate.

iii.	Calpian shall lose its right to cause the merger of the Company into MMPL in accordance with the memorandum of understanding executed amongst the Parties of the even date.

iv.	In the event the Company requires additional funding to meet the shortfall in the Future Funding to the Company, all the Parties shall cause their Board Nominee to approve such funding from a third party. Furthermore, if such third party requires one nominee to be appointed as a Director on the Board of the Company, all the Parties shall cause the Directors nominated by them to vote at the Board meetings to confirm the appointment of such nominee Director of the third party.

For the purpose of this Agreement, “Substantial Performance” means achievement of performance by the Company (calculated on a cumulative basis) in terms of pretax profits as provided in the Target Plan with variance allowance as follows:

•	Through the first quarterly funding, maximum 30% lower than Target Plan;

•	Through the second quarterly funding, maximum 25% lower than Target Plan;

•	Through the third quarterly funding, maximum 20%, lower than Target Plan;

•	Through the fourth quarterly funding and thereafter, maximum 15% lower than Target Plan;

It is clarified that in case cumulative actual pretax profit of a quarter is equal to or higher than the cumulative permissible pretax profit until that quarter end, then achievement of such pretax profit shall be considered as Substantial Performance. This is elaborated below as an example only:

	Q1	Q2	Q3	Q4
Projected Pretax Profit (Rs.)	10,00,000	25,00,000	30,00,000	35,00,000
Cumulative Projected Pretax Profit (Rs.)	10,00,000	35,00,000	65,00,000	1,00,00,000
% of Variance	30	25	20	15
Permissible Pretax Profit (Rs.) on cumulative basis	7,00,000	26,25,000	52,00,000	85,00,000
Actual Pretax Profit (Rs.)	10,00,000	19,00,000	23,00,000	30,00,000
Cumulative Actual Pretax Profit (Rs.)	10,00,000	29,00,000	52,00,000	82,00,000

Note: In the above example cumulative actual pretax profit of Q1 and Q2 is higher than the cumulative permissible pretax profit of Q1 and Q2, so Substantial Performance would be said to be achieved by the Company in Q1 and Q2. In the above example cumulative actual pretax profit of Q3 is equal to the cumulative permissible pretax profit of Q3, so Substantial Performance would be said to be achieved by the Company in Q3. In the above example cumulative actual pretax profit of Q4 is lower than the cumulative permissible pretax profit of Q4, so Substantial Performance would be said to be not achieved by the Company in Q4.

10.	THE BUSINESS OF THE COMPANY

10.1.	Conduct of the Business

10.1.1	Company shall perform and comply with all obligations on its part under this Agreement and Memorandum and Articles.

10.1.2	The Business shall be conducted in accordance with sound and good business practice and the highest ethical standards.

10.1.3	Subject to the provisions of this Agreement, the Company shall maintain, improve, develop and expand the Business in accordance with the Target Plan.

10.1.4	Day-to-day management of Company shall be responsibility of Company Founders. Company Founders shall manage the Company in the best interest of Company’s Shareholders. Any substitution in management of Company shall be approved by Calpian.

11.	MANAGEMENT OF THE COMPANY

11.1.	Composition and Proceedings of the Board

11.1.1.	Calpian and the Company Founders shall have a right to nominate equal number of Directors on the Board. The initial composition of the Board shall consist of 4(four) Directors in accordance with the following ratio:

i)	Calpian shall nominate 2 (two) Directors and;

ii)	Company Founders shall appoint 2 (two) Directors.

11.1.2.	The Chairman of the Board at all times shall be a Board Nominee of Calpian. Initial Chairman shall be Mr. Harold Montgomery. The Chairman shall have a casting vote.

11.1.3.	The right to nominate Directors shall include the right to remove them and appoint alternate(s) in their place. For the avoidance of doubt, any Director appointed as provided above may be removed from office only by the Party entitled to appoint such Director, and any vacancy, however arising, on the Board may be filled only by the Party entitled to appoint the previous incumbent of such vacancy. The Parties shall vote in favour of Board/Shareholder resolutions for the removal of that Shareholder’s respective nominee on the Board as advised by respective Party to other Parties. Upon the appointment of any Director or alternate Director as provided herein, the Parties shall cause the Directors nominated by them to vote at Board/Shareholder meetings to confirm the appointment of such Director or alternate Director as the first item of business at the next occurring Board meeting. The resolution for appointment of such alternate Director should be such that in the event the original Director is not present in India or becomes unavailable to attend the Board meeting, the alternate Director shall automatically be appointed in the place of the original Director.

11.1.4.

Meetings of the Board shall be held in India at the registered office of Company or such other place within or outside India as the Board may decide to be reasonably convenient to the Directors and by such means as are permitted by the Applicable Law. In the absence of a decision by the Board on the location of the meeting, the Chairman may decide the same. Regular meetings of the Board will be held at least once in every calendar quarter and at least four such meetings shall be held every year. Any additional meetings of the Board shall be held as the Directors may determine. Unless Notice is waived or as the Directors otherwise may unanimously agree, at least 10 (ten) Business Days’ written Notice shall be given to all Directors and every alternate Director at their usual address whether in India or abroad specifying reasonable detail the nature of business to be discussed along with the proposed text of any resolutions to be voted on at such meeting. No item not included in the agenda circulated with the Notice of a meeting, nor any resolution that deviates materially from the proposed text circulated with the Notice, shall be voted on at that meeting without the written approval of the majority of the Directors. The Directors may attend and vote in Board meetings by videoconference to the extent their attendance and vote may be recognized under the Act. All expenses for attending Board or committee meetings including but not limited to travel, lodging and meal expenses incurred by Directors in attending such meetings shall be borne and paid by the Company.

11.1.5.	Subject to the Act, the quorum for any meeting of the Board shall be 2 (two) Directors and shall require the attendance of at least 1 (one) Board Nominee of each of Company Founders and Calpian or their respective duly appointed alternates. Subject to the Act, attendance would include attendance through video conferencing as mentioned in Clause herein above.

11.1.6.	Subject to Clause 11.6 (Reserved Matters), a resolution of the Board shall be effective if passed by a simple majority of votes of Directors present at a duly constituted and called meeting of the Board.

11.1.7.	If no quorum is present at any meeting of the Board, the meeting shall be adjourned to a date seven days later at the same time and venue or, if that date shall be a Saturday, Sunday or public holiday in India, to the next succeeding business day and if at such adjourned meeting a quorum is not present within fifteen minutes from the time of that meeting, the abovementioned process to be followed until quorum is achieved. Written notice of such adjournment specifying the business to be dealt with at the adjourned meeting shall be given forthwith to all Directors. No business is transacted at any adjourned meeting except such business as may lawfully have been transacted at the meeting, which was adjourned. Provided however, if at least one Board Nominee of Calpian or Company Founders is not present no decision on any of the Reserved Matters shall be taken.

11.1.8.	Subject to Clause 11.1.5 (Quorum) and Clause 11.6 (Reserved Matters), a written resolution circulated in draft, together with necessary papers, if any, and signed by the majority of all Directors as specified under Section 289 of the Act shall be as valid and effective as if it had been adopted by a duly convened meeting of Directors. Unless the contrary is stated therein, any such resolution shall be deemed to have been passed on the date on which it was signed last by the majority of the all the Directors as specified under Section 289 of the Act.

11.1.9.	Board agendas will be discussed between representatives/nominees of each of the Parties and for the avoidance of doubt, items included therein may be requested by any of the Parties. The minutes of the meetings of the Board shall contain a fair and correct summary of the business transacted at the meeting. The draft of the minutes of the Board meeting as approved by the Chairman will be circulated to all Directors not later than 7 (seven) Business Days after the meeting in question and submitted to the next Board meeting for formal approval.

11.1.10.	Without limitation on the matters which the Board may discuss the following items will be matters for the Board:

(a)	All Reserved Matters falling within Clause 11.6;

(b)	Approval of quarterly management reports, including, but not limited to financial statements, business plan, budgets, cash forecasts and;

(c)	Remuneration of Directors, CEO, CFO and general remuneration policy.

11.2.	Board Responsibilities

11.2.1.	Subject to the provisions of this Agreement, the Act and the Articles, the overall management, supervision, direction and control of the Company shall be with the Board. Supervision of the Business, operations, affairs and activities of Company, including the activities of the CEO, the approval and adoption of the business plan, and the determination of the strategy and policy of Company shall be the responsibility of the Board.

11.2.2.	The Board may delegate such authorities and discretions to committees of the Board from time to time, subject in all cases to the final oversight and supervision of the Board.

11.2.3.	Each committee shall have pro rata representation of the Board Nominee of the Calpian and Company Founders respectively as applicable in case of Board of Directors and the quorum requirements for a Board meeting shall mutatis mutandis apply to a committee meeting.

11.2.4.	Subject to the provisions of the Act, an act, decision or resolution shall be deemed an act, decision or resolution of the committee of the Board only if adopted by the majority of the Directors present at a duly convened meeting.

11.3.	Executive Management

11.3.1.	The Executive Management shall comprise of CEO and 5 (five) other positions in the Company mutually agreed in writing between Company Founders and Calpian. The names of key management executive employees who would be appointed on the First Closing Date are provided in Schedule 4.

11.3.2.	Company shall enter into separate executive management contracts with each of the Key Management Executive Employees for a period of 3 (three) years from the date of First Closing providing detailed conditions such as their roles and responsibilities and remunerations. The draft of the agreement to be signed with Key Management Executive Employees is provided in Schedule 4.

11.4.	Employee Stock Option Plans

11.4.1	The Company shall grant Employee Stock Options (“ESOPs”) that would entitle the employees of the Company to subscribe to a maximum limit of 25,000 (Twenty Five Thousand) Shares. Grants would occur no earlier than 1 (One) year of service following the First Closing and (x) all grants would be no less than the value of the Shares which were last issued to Calpian prior to the grant of ESOPS in the event ESOPS are granted to the Company Founders and/or their Relatives and (y) all grants would be no less than the par value of the Share i.e. Rs. 10 (Rupees Ten only) per Share in the event ESOPS are granted to the employees of the Company other than the Company Founders and/or their Relatives, unless otherwise agreed to, in writing, by Calpian and the Company Founders.

11.4.2	The Company shall draft employee stock option plans and policies (“ESOP Plan”). Such ESOP Plan and decision on grant and vesting of ESOPs to employees shall be duly approved by the Board.

11.5.	Reports and Records

The Board Nominees of Company Founders shall:

11.5.1.	use their, best endeavours to keep the Shareholders advised with respect to all material matters of corporate policy of Company and to furnish to the Shareholders such periodic financial reports on Company (including copies of all audited financial statements) together with such other Business Records (including monthly management accounts) as they may reasonably require for any statutory filings required to be made by the Parties or its Associates in the respective jurisdiction of their incorporation;

11.5.2.	use their best endeavours to maintain proper, complete and accurate Business Records which fairly reflect all transactions of Company, prepare on an annual and quarterly basis a reconciliation of the accounts of the Company in accordance with Indian GAAP for such financial year and to maintain at all times adequate and effective systems of internal accounting and controls; and

11.5.3.	keep the Business Records at all times at the Company’s registered office open for inspection by each Shareholder or by its duly authorized representatives at all times during normal business hours and with 3 (three) Business Days Notice so as not to disrupt the Company’s operations.

11.6.	Reserved Matters

Notwithstanding anything that is contained in this Agreement, the Shareholders agree that no action shall be taken or resolution passed by the Board, committees of the Board, nor shall the Shareholders permit or agree in any action being taken, with respect to the following Reserved Matters without the affirmative vote of at least 1 (one) Director nominated by each of Company Founders and Calpian at the Board or committee meetings and at least 1 (one) affirmative vote of each of Company Founders and Calpian at general meetings, as the case may be:

11.6.1.	Any change of name, registered office of Company or any other amendment to the Memorandum or Articles of Company;

11.6.2.	Incorporation of, investment in securities of, or sale of securities of, a subsidiary of the Company;

11.6.3.	Any increase, reduction or modification of the capital structure of Company including issue of any class of securities, creation of options or warrants, preference shares, splits, issuance of convertible debt/instruments, bonuses, buy backs, etc.;

11.6.4.	Issue of debentures;

11.6.5.	Valuation in respect of all fresh issues to Shareholders or third party, buy backs, splits, issuance of convertible debt/instruments, bonuses, debt restructuring involving conversion into equity, redemption of issued preference shares, etc and modification of the capital structure of the Company;

11.6.6.	Any amendment or change of the rights, preferences, privileges or powers of any class of the securities issued by the Company including Shares;

11.6.7.	Any declaration of dividends (whether interim or final) and any other similar distribution or payments otherwise than in accordance with the dividend policy as resolved by the Board;

11.6.8.	Any merger, acquisition, consolidation, deconsolidation, reconstruction, create any joint venture, enter into partnerships as contemplated under the law of partnership, or liquidation/winding up or other change of Control of the Company or its subsidiaries, or any sale, transfer, mortgage, lease, leave and license of Company’s assets, shares, securities or property, including without limitation any transfer in the form of license of IPRs or create an encumbrance on the assets;

11.6.9.	Approval of the business plan (other than the Business Plan) and annual budget and any material changes therein and any material changes in the Business Plan referred to in Schedule 3;

11.6.10.	Any change in the fiscal year or accounting principles/policies of the Company;

11.6.11.	Approval of the financial statements of the Company including adoption of the annual accounts;

11.6.12.	Any change in the nature of the Business or purpose of Company, including, closure of any undertaking or diversification or commencement of new activity;

11.6.13.	Initiation, settlement, compromise or termination of any judicial process including but not limited to litigation against or by the Company;

11.6.14.	Investments decisions over and above 10% (Ten Percentage) of the limit agreed and approved in the annual budget;

11.6.15.	Any borrowing or lending of money or entering into any other form of indebtedness or guaranteeing of indebtedness over and above 10% (Ten Percentage) of the limit agreed and approved in the annual budget;

11.6.16.	Appointment or removal of Directors and auditors;

11.6.17.	Preparation of the scheme of ESOP Policy, any changes therein, manner of grant and vesting of ESOPs;

11.6.18.	Any conversion of loan into capital, or any allotment of Shares to any person;

11.6.19.	Any decision to (x) hire/fire of the (i) Key Management Employees or (ii) other employees earning in excess of the Rs.2,500,000 per annum or (y) change their terms of employment of the employees;

11.6.20.	Initial public offering;

11.6.21.	Any execution, termination or amendment of any contract with a Related Party including without limitation change in the terms of employment of any Key Management Employees; or any transaction between the Company with any Director, officer, or Key Management Employees of the Company, with any family member of any such Director, officer, or Key Management Employees, or with any entity owned or controlled by any such Director, officer, or Key Management Employees or any of their family members;

11.6.22.	Any execution, termination or amendment of a contract including but not limited to revenue sharing agreement, service related agreements or any other agreement entered into by the Company and any third party, the value of which contract is higher than Rs. 1,000,000 (Rupees One Million only);

11.6.23.	Termination, amendment or modification of agreements as identified in the Transaction Documents;

11.6.24.	Any matter which requires consent of the Company in relation to contracts between the Company and any other person;

11.6.25.	Any purchase or other acquisition of tangible or intangible assets or of shares or other securities in any person;

11.6.26.	Appointment /removal of managing director, chief executive officer/chief operation officer/chief financial officer/, etc.;

11.6.27.	Any increase of the remuneration of a Director or Key Management Employee or any other employee of the Company over and above the limit agreed and approved in the annual budget;

11.6.28.	Changing the number/ structure of the Board;

11.6.29.	Change the manner of election or term of office of Directors;

11.6.30.	Transfer of Shares by the Shareholders which are not in accordance with this Agreement;

11.6.31.	Any material changes in the Target Plan referred to in Schedule 8; and

11.6.32.	Delegation of any of the above matters.

Provided, however, that the affirmative vote of such Director may be communicated to the Board in writing in the event that such Director is unable to remain present at that Board meeting and that such communication shall be deemed as if the Director had personally attended the Board meeting and voted on such Reserved Matter.

11.7.	Company Shareholder’s Meeting

11.7.1.	The meeting of Shareholders can be called by any Director, as well as by Shareholder holding at least 10% of Shares. All meetings of the Shareholders shall be held at the Company’s registered office unless agreed otherwise by all of the Shareholders, subject to the provisions of the Act. Unless otherwise agreed or waived in writing by all the Shareholders entitled to attend, at least 21(Twenty One) Business Days’ prior written Notice shall be given to each of the Shareholders for all such meetings at their usual address whether in India or abroad. The Notice shall include an agenda setting out the business proposed to be transacted at the meeting, and the proposed text of any resolutions to be voted on at such meeting. Any item not included in the agenda circulated with the Notice of a meeting, or any resolution that deviates materially from the proposed text circulated with the Notice, shall not be voted on at that meeting without approval of all the Shareholders in writing.

11.7.2.	The quorum for any meeting of the Shareholders shall be 5 (five) Shareholders whether attending in person or through its representatives. Such quorum for any general meeting of Company shall always require the presence of one representative each of Company Founders and Calpian. If no quorum is present at any general meeting, the meeting shall be adjourned to a date 15 (Fifteen) Business Days later at the same time and venue or, if that date shall be a Saturday, Sunday or public holiday in India, to the next succeeding Business Day. Even if there is no quorum in the adjourned meeting as mentioned aforesaid, the meeting shall be further adjourned and the said procedure would continue unless the necessary quorum requirement as mentioned in this Clause is met.

11.7.3.	The Shareholders may attend and vote in general meetings by video conference to the extent their attendance and vote may be recognized under Applicable Laws. Shareholders’ meeting shall be convened at the same time as the Board Meetings. In the event the Shareholder’s meeting and the Board meeting are at different times then all expenses for attending such general meetings including but not limited to travel, lodging and meal expenses incurred by the Shareholders in attending such meetings shall be borne and paid by Company. The Shareholders shall cause their representatives to exercise their voting rights at the meetings of the Shareholders in the manner necessary to give effect to the terms of the Agreement, and to do and perform all acts, deeds and things as may be expedient to give effect to the terms of the Agreement.

11.7.4.	Subject to the Reserved Matters as classified under Clause 11.6 (Reserved Matters), of the Agreement and the provisions of the Act, an act, decision or resolution shall be deemed an act, decision or resolution of the Shareholders only if adopted by the affirmative vote holders of a majority of the Shares present at a duly convened meeting.

11.7.5.	In the event shareholding of the Company Founders in the Company falls below 25% (Twenty five percentage), the Company Founders shall lose rights under this Clause 11.

11.8.	Liability of Board Nominees of Calpian

11.8.1.	The Parties expressly agree that the Board Nominees of Calpian will be non-executive Directors.

11.8.2.	The Parties expressly agree that the Board Nominees of Calpian shall not be identified as officers in charge/ default of the Company or occupier of any premises used by the Company or an employer of the employee. Further, the Company and the Company Founders undertake to ensure that the other Directors or suitable persons are nominated as officers in charge/ default and for the purpose of statutory compliances, occupiers and/or employers as the case may be in order to ensure that the Board Nominees of Calpian do not incur any liability.

12.	DEADLOCK AND CONSEQUENT TERMINATION

12.1.	It is agreed that any deadlock as result of which it will be rendered difficult or impossible to continue carrying on the Business either at all or in materially adverse circumstances or in case the Directors/ Shareholders being unable to agree on urgent items or on a Reserved Matter as described under Clause 11.6 within 20 (twenty) Business Days of such difficulty or impossibility or item or Reserved Matter first being considered by the Directors/ Shareholders (hereinafter referred to as a “Deadlock”) the same shall be resolved in the manner stated herein below.

12.2.	Should any Deadlock arise, the Parties shall, in the first instance settle the same amicably by mutual discussions. However, if even after 10 (Ten) Business Days from the date the issue is considered a Deadlock, the Deadlock still remains unresolved, then the matter shall be referred to the then existing Company Founder’s Representative and chief executive officer of Calpian. However, if even after 30 (Thirty) Business Days from the date issue is considered a Deadlock, the Deadlock still remains unresolved, then Deadlock event has occurred.

12.3.	Deadlock Buy-Sell Event

12.3.1.	This Clause 12.3 may be invoked following the occurrence of an unresolved Deadlock, by any of the Party (the “Initiating Party”).

12.3.2.

In order to exercise its rights set forth in this Clause 12.3, the Initiating Party shall deliver a written Notice (an “Invoking Notice”) to the other Party (the other Party receiving such Notice being referred to as the “Notice Party”) within a period of 10 (Ten) Business Days following the lapse of period of 30

(Thirty) Business Days from the reference of the matter to the then existing Company Founder’s Representative and chief executive officer of Calpian as mentioned under Clause 12.2. An Invoking Notice shall constitute an irrevocable offer by the Initiating Party either to (i) purchase from the Notice Party all of the Notice Party’s Shares, or (ii) sell to the Notice Party all of the Initiating Party’s Shares, in each case, at a price per Share identified by the Initiating Party in its Invoking Notice (such price per Share, the “Deadlock Price”), at the option of the Notice Party.

12.3.3.	For a period of 20 (twenty) Business Days following receipt of an Invoking Notice (“Election Period”), the Notice Party shall have the right to elect to purchase the Initiating Party’s Shares at the Deadlock Price or sell the Notice Party’s Shares to the Initiating Party at the Deadlock Price. If the Notice Party does not make such election in writing to the Initiating Party during the Election Period, the Initiating Party shall become a “Purchasing Party” and shall be obligated to purchase, and the Notice Party shall be obligated to sell, the Notice Party’s Shares to the Purchasing Party at the Deadlock Price. If the Notice Party makes such election in writing to the Initiating Party within the Election Period, then the Notice Party shall become the Purchasing Party or the Deadlock Selling Party and shall be obligated to purchase all of the Initiating Party’s Shares or sell all of the Notice Party’s Shares at the Deadlock Price. The Party whose Shares are being purchased shall become the “Deadlock Selling Party” and shall be obligated to sell its Shares to the Purchasing Party.

12.3.4.	The closing of the purchase and sale of the Shares pursuant to this Clause 12.3.3 (“Buy-Sell Closing”) shall occur on a spot delivery basis following receipt by the applicable Parties of all necessary approvals from the Government Authorities. The Buy-Sell Closing shall be held at the registered office of the Company or at such place as mutually decided by the Parties. At the Buy-Sell Closing, the Purchasing Party shall pay to the Deadlock Selling Party the Deadlock Price as consideration for the purchase of the Shares of the Deadlock Selling Party, and the Deadlock Selling Party shall, and shall cause its Associates to, sell all of their Shares to the Purchasing Party free and clear of all encumbrances. Failure of the Purchasing Party to pay for and purchase the Shares of the Deadlock Selling Party or failure of the Deadlock Selling Party to sell its Shares to the Purchasing Party shall be an Event of Default under this Agreement.

12.3.5.	In respect of any transfer of Shares contemplated in this Clause 12.3 involving non-residents and residents, (a) in case, the non-resident is a seller and the Deadlock Price as per the Agreement is more than the DCF Maximum Transfer Value, the non-resident shall have an option but not the obligation to sell the Shares at the DCF Maximum Transfer Value, and (b) in case the non-resident is a buyer and the Deadlock Price as per the Agreement is less than the DCF Minimum Transfer Value, the non-resident shall have an option to purchase the Shares at a Deadlock Price as mentioned in the Invoking Notice through its Associates resident in India or the non-resident shall have an option but not the obligation to purchase the Shares at the DCF Minimum Transfer Value. In case the valuation methodology for the minimum or maximum price is substituted by RBI or any other government authority, the provision of this Clause 12.3 shall apply as if the DCF Transfer Value, DCF Maximum Transfer Value and DCF Minimum Transfer Value is substituted by the valuation as per the new methodology. For the avoidance of doubt, such transfer when carried out shall be executed as a spot delivery contract. If there are any disputes in the projections, then the matter shall be referred to an Independent Valuer nominated by Calpian and such Independent Valuer’s decision on the projections and the calculation of the DCF Value shall be final on the Parties. The cost of valuation shall be borne equally by the Parties.

13.	CONFIDENTIALITY

13.1	Publicity

i.	Disclosure of Terms- The Parties acknowledge that the terms and conditions of this Agreement and the Transaction Documents (the “Financing Terms”) including their existence, are confidential information and agrees not to disclose the Financing Terms to any third party except in accordance with this Clause.

ii.	Press Releases- The Parties shall not make, and shall not permit any of their Associates to make any public announcement about the subject matter of this Agreement and the Transaction Documents or regarding the formation of the Company or the Business from time to time, whether in the form of a press release or otherwise, without first consulting with each other and obtaining the other Party’s prior written consent. In the event that disclosure is required, the other Parties shall be given a reasonable opportunity to review and comment on any such required disclosure.

iii.	Permitted Disclosures- Notwithstanding the foregoing, (i) any Party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations; (ii) the Company and Calpian may disclose (other than in a press release or other public announcement) solely the fact that Company Founders and Calpian are the Shareholders of the Company to any third parties without the requirement for the written consent of other Parties; and (iii) the Company and Calpian shall have the right to disclose to third parties any information regarding the Financing Terms disclosed in a press release or other public announcement by Company Founders and Calpian in their respect.

iv.

Legally Compelled Disclosures- In the event any Party is requested or becomes legally compelled pursuant to the Applicable Law to disclose the existence of any of the Financing Terms, such Party shall provide to the other Parties with prompt written notice of that fact before such disclosure and will use its best efforts to protect competitive information through the use of a protective order, confidential treatment, or other appropriate remedy with respect to the disclosure.

In such event, such Party shall furnish for disclosure only that portion of the information which is legally required and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to competitive information to the maximum extent possible under the Applicable Law. All Parties acknowledge Calpian’s ongoing disclosure obligations under U.S. securities laws.

v.	Advance Copies of Disclosures- The disclosing Party will provide other Parties with drafts of any documents, press releases or other filings in which such Party is required to disclose the Financing Terms or any other confidential information subject to the terms of this Agreement at least 5 (Five) Business Days prior to the filing or disclosure thereof, and will make any changes reasonably requested by other Parties to references in such materials to such Party or its Associates subject to receipt by the disclosing Party of such changes in a timely manner. However, in the event any Party is requested or becomes legally compelled pursuant to the Applicable Law to disclose the existence of any of the Financing Terms or other confidential information and such disclosing Party is unable to comply with the provisions of this Clause 13.1(v), such non compliance shall not be construed as breach of the terms of this Agreement.

vi.	No Other Disclosures- Any Party will not file this Agreement or the Transaction Documents or the Financing Terms with any Government Authority or disclose the identity of the Shareholders or any other Financing Terms in any filing except as permitted above.

vii.	Confidential Business Information- Notwithstanding the foregoing, the Parties shall not make, and shall not permit any of their Associates to make any disclosures or public announcement regarding the Business from time to time without the prior written consent of the other Parties.

viii.	The obligation contained in this Clause 13 shall survive, even after the termination of this Agreement, without limit in point of time except and until such confidential information enters the public domain as set out above.

13A	NON-COMPETITION AND NON-SOLICITATION

13A.1.	Non-Solicitation- Each Party agrees, during the term of this Agreement and a period of 5 (Five) years after the termination of this Agreement, that such Party shall not (and shall ensure that such Party’s Associates shall not), without the prior written consent of other Party, directly or indirectly solicit, canvass or entice away any employee, contract consultant who is employed in any professional, managerial, supervisory, technical, sales or administrative capacity with the Company or Calpian.

13A.2.	Non–Compete- Each Party agrees that during the term of this Agreement and for a period of 2 (Two) years after the termination of this Agreement, such Party will not directly or indirectly (including through such Party’s Associates), carry on business undertaken by the Company from time to time including the existing Business (“Competing Business”) or in any manner whatsoever, engage in or invest in the Competing Business, whether as agent, employee, partner, joint venturer, shareholder, consultant, supplier, independent contractor or through any partnership, corporation, unincorporated joint venture or otherwise.

13A.3.	The Parties agree and acknowledge that whilst the provisions of this Clause 13A are reasonable in all the circumstances and are not in the nature of restrictions but instead are in the furtherance of trade or business, the Parties agree that if any of the provisions should be held by a court or tribunal of competent standing to be invalid as an unreasonable restraint of trade (but would have been valid if part of the wording had been deleted or the period reduced or the range of activities or geographical area reduced in scope) the provisions of this Clause 13A shall apply with such modifications (which would be deemed to have been made) as are necessary to make them valid and effectively enforceable by a court or tribunal of competent jurisdiction.

13A.4.	Each of the Parties acknowledges and agrees that the remedy of damages for any breach of the requirements of this Clause 13A would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted in any proceeding which may be brought to enforce any of the provisions of this Clause 13A.

13A.5.	The Parties agree and acknowledge that the provisions of Clause 13A shall apply to the territory of India and other territories outside India where the Company carries on business. Provided that nothing contained in Clause 13A shall restrict any prior business activity outside India of the Parties which were undertaken prior to the Company establishing its business in such territory.

14.	DURATION AND TERMINATION

14.1.	This Agreement shall become effective from the date of execution of this Agreement and the provisions of this Agreement shall remain effective, valid and binding unless sooner terminated in accordance with the provisions hereof.

14.2.	This Agreement may be terminated at the option of either Party forthwith on written Notice by such Party upon the other Party in the following events (“Events of Termination”):

14.2.1.	Liquidation- If a trustee, voluntary administrator, liquidator or provisional liquidator is appointed by a court of competent jurisdiction for all or any part of the Company’s assets or undertaking and such appointment is not dismissed, reversed, vacated or stayed within 90 (Ninety) days of such appointment;

14.2.2.	Compromise with Creditors- If the Company, acting through its Board, has entered into or resolved to enter into an arrangement, composition or compromise with or assignment of Company’s assets for the benefit of its creditors generally or any class of creditors, or proceedings are commenced by a Party to sanction such an arrangement, composition or compromise, in each case, other than for the purposes of a bona fide scheme of restructuring, reconstruction or amalgamation;

14.2.3.	Event of Default- Upon the occurrence and continuation of an Event of Default, by any non-defaulting Party, unless the occurrence of the Event of Default shall be due to an action or omission of the Party seeking to terminate this Agreement;

14.2.4.	Expropriation- If the substantial portion of assets or capital stock of the Company is expropriated by a Government Authority;

14.2.5.	Mutual Consent- With mutual consent of all the Parties in writing; and

14.2.6.	Cessation of Shareholding- Upon any transfer of Shares or other event as a consequence of which such Party and its Associates cease to hold any Shares.

14.3.	An event of default (“Event of Default”) occurs or is deemed to have occurred in relation to a Party (“Defaulting Shareholder”) if:

14.3.1.	the Defaulting Shareholder commits a material breach of this Agreement and such breach has not been cured by the Defaulting Shareholder within 90 (Ninety) days of the receipt of the written Notice from the Non Defaulting Shareholder;

14.3.2.	such Purchasing Party has failed to pay for and purchase the Shares of the Deadlock Selling Party or the Deadlock Selling Party has failed to sell its Shares to the Purchasing Party as under Clause 12.3 of this Agreement.

14.3.3.	the Defaulting Shareholder, as applicable, has:

i.	Insolvency- Ceased to be in a position to pay its debts or suspended the payment of its debts generally or will immediately cease or threaten to cease to carry on its business or become insolvent/bankrupt or unable to pay its debts as and when they become due and payable;

ii.	Liquidation- A trustee, voluntary administrator, liquidator or provisional liquidator appointed for all or any part of its assets or undertaking and such appointment is not (other than in case of a voluntary appointment of the abovementioned persons by the concerned Party) dismissed, reversed, vacated or stayed within 90 (Ninety) days of such appointment;

iii.	Compromise with Creditors- Entered into or resolved to enter into winding up proceedings or an arrangement, composition or compromise with or assignment for the benefit of its creditors generally or any class of creditors, or proceedings are commenced by such Party to sanction such an arrangement, composition or compromise, in each case, other than for the purposes of a bona fide scheme of restructuring, reconstruction or amalgamation;

iv.	Expropriation- The substantial portion of assets or capital stock of the Defaulting Party is expropriated by a Governmental Authority.

14.4.	Within 30 (Thirty) Business Days following the occurrence of an Event of Termination, the terminating Shareholder shall and/or the affected Party(ies) may, as the case may be, notify the Board in writing of such Event of Termination with a copy to other Shareholders.

14.5.	Effects of an Event of Termination

14.5.1.

Upon the occurrence of an Event of Termination pursuant to Clauses 14.2 {except Clause 14.2.3 (Event of Default)}, the affected Party(ies) may terminate this Agreement upon delivery of written Notice of termination to the other Party(ies) and the Company after delivery of the Notice referred to in Clause 14.4. In the event of such termination, the Parties shall mutually discuss the possibility of a purchase of the Shares of either Party by the other Party. If such discussions have not resulted in either Party selling its Shares to the other Party within 60 (Sixty) Business Days from the date of Board receiving the Notice under Clause 14.4, then the Parties shall (i) use their commercially reasonable efforts to effect and consummate a sale of the Company; provided that, in the event the Company has ceased to be in a position to pay its debts or has suspended the payment of its debts generally or the Company will imminently cease, or threaten to cease, to carry on the Business or become insolvent or unable to pay its debts as and when they become due and payable, the Parties shall not commence the process to effect a sale of the Company and the Company shall be wound up; and (ii) if the sale of Company is not consummated within 90 (Ninety) Business Days of the expiry of the said 60 (Sixty) Business Days, the Company shall be wound up.

14.5.2.	Upon occurrence of an Event of Termination, each Party shall deliver to the other Party all proprietary/confidential information which is in its possession pursuant to this Agreement.

14.5.3.	Upon the occurrence of an Event of Termination pursuant to Clause 14.2.3, Calpian as one Party or the Company Founders collectively as one Party, as the case may be, (“Non-defaulting Shareholder”), shall be entitled to terminate this Agreement by way of a written notice of termination to the other Party(ies) and the Company and exercise the Termination Options set forth in Clause 14.6 below after delivery of the notice referred to in Clause 14.4.

14.6.	Effects of an Event of Default

14.6.1.	Upon an occurrence of an Event of Default, subject to Applicable Law, the Non-defaulting Shareholder(s) shall be entitled to:

i.	require the Defaulting Shareholder(s) to sell all, but not less than all, of the Defaulting Shareholder’s Shares to the Non-defaulting Shareholder(s) in proportion to the shareholding of such Non-defaulting Shareholder(s) relative to one another (“Termination Call Option”); or

ii.	require the Defaulting Shareholder(s) to purchase all, but not less than all, of the Non-defaulting Shareholders’ Shares (“Termination Put Option”).

(The Termination Call Option and the Termination Put Option are hereinafter collectively referred to as the “Termination Options”)

14.6.2.	The Termination Options shall be exercised by the Non-defaulting Shareholder(s) by delivering a written Notice (“EOD Notice”) to the defaulting Party(ies) within 60 (Sixty) Business Days from notification of the Event of Default giving rise to the Termination Options pursuant to Clause 14.6.1 indicating the nature of default and the intention to acquire the Shares of defaulting Party(ies) or sell the Shares of the Non-defaulting Shareholder in the manner set out below:

i.	Termination Call Option

a)	Within 60 (sixty) Business Days from the EOD Notice, the Non-Defaulting Shareholders (“Non-defaulting Purchasers”) shall give an irrevocable Notice to the defaulting Party(ies) calling upon the transfer of the Shares by defaulting Party(ies) to the Non-Defaulting Purchaser;

b)	Upon receiving the notice from Non-defaulting Purchasers as above, the defaulting Party(ies) shall be under obligation to transfer the Shares as required by the Non-defaulting Purchaser and shall execute necessary transfer forms, delivery instruction slips and such documents as required to effectively transfer the Shares to Non-defaulting Purchasers;

c)	The sale and purchase of the Shares of defaulting Party(ies) to the Non-defaulting Purchaser shall take place on a spot delivery basis immediately following the date when the Non-defaulting Purchaser calls upon the defaulting Party(ies) to transfer their Shares and after obtaining the necessary government approvals;

d)	The payment of consideration to defaulting Party(ies) and transfer of Shares to Non-defaulting Purchaser shall take place simultaneously.

ii.	Termination Put Option

a)	Within 60 (sixty) Business Days from the EOD Notice, the Non-Defaulting Shareholders (“Non-defaulting Sellers”) shall give an irrevocable notice to the defaulting Party(ies) to purchase the Shares of the Non-defaulting Seller by defaulting Party(ies);

b)	Upon receiving the notice from Non-defaulting Sellers as above, the defaulting Party(ies) shall be under obligation to purchase the Shares as required by the Non-defaulting Seller and shall execute such documents as required to effectively transfer the Shares to Non-defaulting Purchasers;

c)	The sale and purchase of the Shares of Non-defaulting Seller to the defaulting Party(ies) shall take place on a spot delivery basis immediately following the date when the Non-defaulting Seller calls upon the defaulting Party(ies) to Purchase their Shares and after obtaining the necessary government approvals;

d)	The payment of consideration to Non-defaulting Seller and transfer of Shares to defaulting Party(ies) shall take place simultaneously.

14.6.3.	As consideration for the transfer of Shares under the Termination Options, the relevant Party shall pay the following:

i.	Under the Termination Call Option, subject to Applicable Law, the Non-defaulting Shareholders shall, either by itself or through its Associates or nominees, purchase the Shares of the defaulting Party(ies) at eighty percent (80%) of the fair market value at the time of the Event of Default on a per Share basis (‘Termination Call Option Price’). In case, more than one Non-defaulting Shareholders desire to purchase the Shares of the defaulting Party(ies), the Non-defaulting Shareholders shall be entitled to make such purchase pro rata to their shareholding; and

ii.	Under the Termination Put Option, subject to Applicable Law, the defaulting Party(ies) shall, either by itself or through its Associates or nominees, purchase the Shares of the Non-defaulting Shareholders at one hundred twenty (120%) of the fair market value at the time of the Event of Default on a per Share basis (‘Termination Put Option Price’).

iii.	The fair market value for the purposes of sub- Clauses 14.6.3 (i) and 14.6.3 (ii) above shall be determined by the chartered accountant. The chartered accountant shall be appointed by the Non-defaulting Shareholders and the cost of valuation shall be borne by the defaulting Party(ies).

iv.

The sale and purchase of the Shares pursuant to the Termination Options shall be consummated within 60 (Sixty) Business Days from the date of receipt of the EOD Notice. If, for any reason, such sale and purchase of Shares has not been consummated within 60 (Sixty) Business Days from the date of receipt of the EOD Notice (as extended, if necessary, to obtain requisite approvals from any Government Authority), any Non-defaulting Shareholder, as the case may be, may make a written request to the other Parties requesting that the Company should commence and consummate a sale of the Company, provided that, the method of sale of the Company shall be chosen by the Non-defaulting Shareholder. In the event any Party has provided such written request pursuant to the foregoing sentence, the Company and the other Parties agree to commence and consummate such a sale of the Company.

v.	For the avoidance of doubt, the remedies available to the Parties under this Clause 14 are in addition to any other remedy available to them under this Agreement or Applicable Law, whether in contract or in tort.

14.6.4.	Subject to Applicable Laws in respect of any transfer of Shares contemplated in this Clause 14.6 involving non-residents and residents, (a) in case, the non-resident is a seller and the transfer price as per Clause 14.6.3 is more than the DCF Maximum Transfer Value, the non-resident shall have an option but not the obligation to sell the Shares at the DCF Maximum Transfer Value, and (b) in case the non-resident is a buyer and the transfer price as per Clause 14.6.3 is less than the DCF Minimum Transfer Value, the non-resident shall have an option to purchase the Shares at the said transfer price as mentioned calculated in accordance with this Clause 14.6.3(i) through its Associates resident in India or the non-resident shall have an option but not the obligation to purchase the Shares at the DCF Minimum Transfer Value. In case the valuation methodology for the minimum or maximum price is substituted by RBI or any other government authority, the provision of this Clause 14 shall apply as if the DCF Transfer Value, DCF Maximum Transfer Value and DCF Minimum Transfer Value is substituted by the valuation as per the new methodology. If there are any disputes in the projections, then the matter shall be referred to an Independent Valuer nominated by Calpian and such Independent Valuer’s decision on the projections and the calculation of the DCF Value shall be final on the Parties. The cost of valuation shall be borne equally by the Parties.

14.6.5.	For the avoidance of doubt, such transfer shall be executed as a spot delivery contract.

14.7.	Consequences of Termination

14.7.1.	Transition Arrangements- The Parties agree that for a period of up to 180 (One Hundred And Eighty) days at the request of Calpian or a Company Founder: (i) the Parties shall in good faith co-operate to facilitate the smooth separation of the Calpian and Company Founders from the Company; (ii) the Parties shall in good faith cooperate to achieve a smooth transition of the Company’s customers and make best efforts to avoid any disruption for the Company’s customers or damage to the Business; and (iii) if the Parties discover any arrangements or documents that are required for a smooth transition, the Parties shall discuss and agree on the necessary arrangements in accordance with the general principles set forth in above clause (i) and (ii) of this Clause 14.7.1.

14.7.2.	Termination of Transaction Documents- The Transaction Documents shall continue to exist even after termination of this Agreement.

14.7.3.	Release of Obligations- Each Party shall be released from all obligations to the other Party arising after the date of expiration or termination except that termination/expiry of this Agreement shall not relieve either Party of any obligation or liability accrued prior to the date of termination or expiry nor shall expiration or termination of the Agreement relieve any of the Parties from any liability arising from any breach of this Agreement.

14.7.4.	Representations- The Parties shall immediately cease to make any representations that they are associated with each other.

15.	GENERAL

15.1.	Company Founders Representative

Company Founder no. 1 is hereby irrevocably appointed as agent and attorney-in-fact for each and every Company Founder and, for and on behalf of each and every Company Founder, is authorized to agree and execute any amendments to the provisions of this Agreement, execute the deed of adherence, give and receive notices and communications, agree to negotiate, accord consent to any matter requiring consent of Company Founders under this Agreement, enter into settlements and compromises, and comply with orders of courts and awards of arbitrators with respect to this Agreement and take all actions necessary, expedient or appropriate in his judgment to achieve the foregoing. Company Founder No. 1 shall act for and on behalf of each of the Company Founders under this Agreement in respect of any right, action or waiver to be exercised by the Company Founders. Company Founders hereby agree that in the event Company Founder No. 1 dies or is incapacitated or ceases to be a Shareholder of the Company, the Company Founders shall mutually nominate one Person amongst themselves, a Person acceptable to Calpian, to act as agent and attorney-in-fact for each and every Company Founder and to discharge its duties in accordance with this Clause 15.1.

15.2.	Benefit of the Agreement: No Partnership

This Agreement shall be for the benefit of and be binding upon the respective successors and permitted assigns of the Parties. Nothing herein shall constitute the Parties intent to form a partnership or an association of persons.

15.3.	Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties specifically referring to the provision to be amended. No waiver of any provision of this Agreement, or of any breach thereof, shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific matter waived.

15.4.	Assignment

Except as may be expressly provided in this Agreement, none of the Parties may assign or transfer its rights or obligations under this Agreement without the prior written consent of all the other Parties.

15.5.	Notices

15.5.1.	Any demand, notice or other communication (hereinafter in this Clause 15.5 referred to as a “Notice”) to be given in connection with this Agreement shall be in writing and shall be delivered personally or by international courier or by facsimile to the Parties at the following addresses (or at such other address or facsimile number of a Party as may be designated by Notice by such Party to the others not less than 10 (ten) Business Days prior written notice):

If to Company, addressed as follows:

Digital Payments Processing Limited,

7th Floor, Met Complex,

Bandra Reclamation, Bandra (West),

Mumbai—400050,

Maharashtra, India

For the attention of: Mr. Shashank Joshi

Facsimile: 022 26440106

If to Company Founders, addressed as follows:

Attn: Mr. Shashank Joshi

For the attention of: Mr. Shashank Joshi

F N 1901, Emrald-1,

Royal Palms Golf Country Club,

Aarey Milk Colony,

Goregaon (E),

Mumbai-400065

Maharashtra, India

Facsimile: 022 26440106

If to Calpian, addressed as follows:

Calpian Inc.

500 N. Akard, Suite 2850

Dallas, TX USA 75201

For the attention of: Mr. Harold Montgomery

Fax: 214.758.8602

15.5.2.	All notices given in accordance with Clause 15.5.1 shall be deemed to have been served as follows:

(i)	if delivered by hand, at the time of delivery;

(ii)	if communicated by facsimile, on receipt of confirmation of successful transmission; and

(iii)	if delivered by courier, fourteen (14) Business Days after mailing by courier.

15.5.3.	All notices communicated by facsimile shall be followed by a copy thereof being sent by courier to the addresses specified in Clause 15.5.1 above.

15.6.	Time is of the Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

15.7.	Subsidiaries

The parties shall mutually decide incorporation or divestment of subsidiary(ies) of Company, its shareholding, composition of the management, composition of its board, the voting mechanism and other items in relation to the affairs of the subsidiary(ies).

15.8.	Waiver of Rights/Release and Liability

15.8.1.	No Waiver of Rights

Any right or remedy hereby conferred upon any of the Parties shall be in addition to and without prejudice to all other rights, powers and remedies available to that Party and no exercise or failure to exercise or delay in exercising any such right, power or remedy shall save as otherwise expressly provided herein constitute a waiver by that Party of any such other right, power or remedy.

15.8.2.	Release by any Party

Any liability to any Party hereto may be released, compounded or compromised in whole or in part or time or indulgence may be given by that Party in that Party’s absolute discretion as regards the other Parties under such liability, in each case without in any way prejudicing or affecting that Party’s rights against such other Parties under the same or a like liability, whether joint and several or otherwise.

15.9.	Calculation of time periods

For the purposes of calculating any time period specified in this Agreement in connection with any transfer or other disposal or any proposed or possible transfer or disposal of Shares (together, a “Disposal”) the time periods specified shall be extended as is necessary to enable the relevant Parties to comply with applicable Indian laws and regulations as regards the Disposal provided that each of the Parties involved in any such Disposal shall each use their best efforts to obtain any regulatory approval or consent or make any filing which may be required in connection with such Disposal.

15.10.	Costs

Each Party shall bear and pay its respective legal and accountancy costs, charges and other expenses connected with the negotiation, preparation and implementation of this Agreement. The Company shall not bear the cost of any legal advisor or financial advisor of the Company and/or the Company Founders and/or MMPL in connection with this transaction except for the payment of the fees of Mr. Amit Saxena not exceeding Rs 24,00,000 (Rupees Twenty Four Lakhs only) subject to withholding tax under the Applicable Law. The Company Founders shall and/or cause MMPL to bear the cost of such legal advisor or financial advisor including the payment of the fees of Mr. Amit Saxena exceeding Rs 24,00,000 (Rupees Twenty Four Lakhs only).

15.11.	Counterparts

This Agreement may be entered into in any number of counterparts each of which when so executed and delivered shall be deemed an original, but all the counterparts shall together constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and delivering such counterpart to the other parties via facsimile or electronically.

15.12.	Survival

The following Clauses of this Agreement shall survive even after termination of this Agreement:

Clause Nos. 2.6, 13, 13A, 14.7, 15.4, 15.5, 15.6, 15.8, 15.10 ,15.11, 15.12, 15.14, 15.15, 15.16, 15.17, 15.18 ,15.19 and any other Clause which by its very nature is intended to survive the termination of this Agreement.

15.13.	Force Majeure

In the event either Party is delayed or prevented from performing this Agreement or any obligations or any part thereof due to any cause beyond its reasonable control, including but not limited to government sanctions, riots, war, earthquake, tsunami, violence, and acts of God, etc. (“Force Majeure”), such delay shall be excused during the continuance of such delay, and the period of performance shall be extended to such extent as may be reasonable to perform after the cause of delay has been removed.

15.14.	Further Assurance

Each Party agrees with each other Party to do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as any other Party may from time to time reasonably require for the purpose of giving to that Party the full benefit of the provisions of this Agreement.

15.15.	Supersession of prior documents

This Agreement, the schedules attached hereto and the Transaction Documents referred to herein shall supersede all previous agreements and understandings prior to the date hereof in respect of subject matter hereof.

15.16.	Severability

15.16.1.	Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part.

15.16.2.	To the extent that any provision(s) of this Agreement are unenforceable or void, they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted, provided the fundamental terms of the Agreement are not altered. To the extent that any provision(s) of this Agreement are unenforceable or void as against the Company but are enforceable as against the Company Founders and Calpian, they shall be enforced against the Company Founders and Calpian.

15.16.3.	Notwithstanding the foregoing, the Parties shall negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision so found to be unenforceable or void.

15.17.	Governing Law and Arbitration

15.17.1.	This Agreement shall be governed by and construed in accordance with the substantive laws of India and subject to Clause 15.17.2, the courts in Mumbai shall have exclusive jurisdiction.

15.17.2.	Any dispute or difference of whatever nature arising under out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be first attempted to be resolved amicably. In case, the matter is still not resolved then the same shall be referred to and finally resolved by arbitration under the London Council of International Arbitration Rules (“LCIA Rules”) in force on the date when the request for arbitration is submitted, which rules are deemed to be incorporated by reference into this Clause. The arbitration institution shall be the LCIA. The award shall be binding on both the parties and it shall not be disputed in any manner. The award may be enforced by any court of competent jurisdiction.

15.17.3.	The place of the arbitration shall be London, UK and the language of the arbitration shall be English.

15.17.4.	Company Founders shall nominate one arbitrator and Calpian shall nominate one arbitrator. Both the arbitrators shall appoint one presiding arbitrator within 15 days of the appointment of the second arbitrator. If no agreement is reached within 15 days, the LCIA Court shall nominate and appoint a third arbitrator to act as Chairman of the Tribunal. The cost of arbitration shall be borne by the losing party. In the event there is no winning or losing party, the cost of arbitration will be shared equally between the two parties.

15.17.5.	No provision in the said arbitration rules will apply insofar as it renders any individual ineligible for appointment as arbitrator on the grounds of nationality.

15.17.6.	The award shall be binding on both the parties and it shall not be disputed in any manner. The award may be enforced by any court of competent jurisdiction and the award shall be deemed to be a foreign award under the (Indian) Arbitration and Conciliation Act, 1996.

15.17.7.	The Parties hereby expressly agree that the provisions of Part I of the (Indian) Arbitration and Conciliation Act, 1996 (except for the provisions of Sections 9 and 31(7) thereof) shall not apply to the arbitral proceedings. Prior to or during the course of arbitration, the Parties shall have the right to approach a court of competent jurisdiction to seek interim relief.

15.18.	Specific Performance and Injunctive Relief

15.18.1.	The Parties recognize that the obligations imposed on them in this Agreement are special, unique and of extraordinary character, and that, in the event of breach by any Party, damages will be an insufficient remedy. Consequently, it is agreed that the Parties to this Agreement may have specific performance (in addition to damages) as a remedy for the enforcement of this Agreement without proving damages.

15.18.2.	The Parties agree that each Party shall be entitled to an injunction, restraining order, right for recovery or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain any other Party from committing any violation or enforce the performance of the covenants, representations, warranties and obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Parties may have at law or in equity.

15.19.	Interest

In the event any payment under this Agreement remains outstanding after the due date, the Party liable to pay such an amount shall be liable to pay an interest at the then existing bank rate prescribed by the Reserve Bank of India plus 2% (Two Percentage) per annum on the unpaid amount from the due date till the full payment has been made to the relevant Party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above mentioned.

Digital Payments Processing Limited (“DPPL”)	Company Founder No. 1

Signature:	Signature:

Name and Designation:	Name: Shashank M. Joshi

Witness	Witness

Signature:	Signature:

Name	Name

Company Founder No. 2	Company Founder No. 3

Signature:	Signature:

Name: Rajat Sharma	Name: Ranjeet Oak

Witness	Witness

Signature:	Signature:

Name	Name

Company Founder No. 4	Company Founder No. 5

Signature:	Signature:

Name: Jolly Mathur	Name: Sushil Poddar (Through Power Of Attorney holder Shashank M. Joshi)

Witness	Witness

Signature:	Signature:

Name	Name

Company Founder No. 6	Company Founder No. 7

Signature:	Signature:

Name: Sanjay Malik (Through Power Of Attorney holder Shashank M. Joshi)	Name: Ravi Subramanian (Through Power Of Attorney holder Shashank M. Joshi)

Witness	Witness

Signature:	Signature:

Name	Name

Calpian Inc. (“Calpian”)

Signature:

Name and Designation: David Pilotte Chief Financial Officer

Witness

Signature:

Name